UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
THE WET SEAL, INC.

(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THE WET SEAL, INC.
26972 Burbank
Foothill Ranch, California 92610
April 17, 2014
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of The Wet Seal, Inc., or the Annual Meeting, to be held at The Wet Seal, Inc.’s principal executive offices located at 26972 Burbank, Foothill Ranch, California 92610, beginning at 10:00 a.m., Pacific Time, on Thursday, May 22, 2014, or any adjournment, postponement or extension thereof.
During the Annual Meeting, the matters described in the accompanying Proxy Statement will be considered. In addition to the formal items of business to be brought before the Annual Meeting, there will be an opportunity to ask appropriate questions of general interest to stockholders.
I hope you will be able to join us at the Annual Meeting. Whether or not you expect to attend, you are urged to complete, date, sign and return the enclosed proxy card in the envelope provided in order to make certain that your shares will be represented at the Annual Meeting. Your vote is important regardless of the number of shares you own.

Sincerely,

John D. Goodman
Chief Executive Officer

THE WET SEAL, INC.
26972 Burbank
Foothill Ranch, California 92610
___________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
May 22, 2014
___________________________________________________
Notice is hereby given that the Annual Meeting of Stockholders, or the Annual Meeting, of The Wet Seal, Inc., or our Company, will be held at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, on Thursday, May 22, 2014, or any adjournment, postponement or extension thereof.
The Annual Meeting will begin at 10:00 a.m., Pacific Time. At the Annual Meeting you will be asked to consider and vote upon:

1.
The election of a Board of Directors consisting of seven directors to serve until our Company’s 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The attached Proxy Statement, which accompanies this Notice, includes the names of the nominees to be presented by our Board of Directors for election;

2.	A proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, or the Say-on-Pay Proposal;

3.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014; and

4.	Such other business, if any, as may properly come before the Annual Meeting or any adjournment, postponement or extension thereof.
If you owned our Company’s Class A common stock at 5:00 p.m., Eastern Time, on March 28, 2014, you may vote at this meeting or any adjournment, postponement or extension thereof. A list of stockholders entitled to vote will be available for examination by any stockholder for any purpose germane to the Annual Meeting at the principal executive offices of our Company. The list of stockholders will be available during normal business hours for a period of ten days prior to the Annual Meeting.
To assure that your shares will be represented at the Annual Meeting, please sign and promptly return the accompanying proxy card, which is being solicited by the Company's Board of Directors. A self-addressed envelope which requires no postage is enclosed for your convenience in returning the proxy. Its prompt return would be appreciated. You may revoke your proxy at any time before it is voted. If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or nominee, as the record holder of the shares, should have enclosed a voting instruction card for you to use in directing it on how to vote your shares.

If you have any questions about the proposals, including the procedures for voting your shares, please contact Alyson G. Barker, the Corporate Secretary of our Company, at (949) 699-3900.

Sincerely,

John D. Goodman
Chief Executive Officer

Foothill Ranch, California
Dated: April 17, 2014

i

THE WET SEAL, INC.
26972 Burbank
Foothill Ranch, California 92610
____________________________________________
PROXY STATEMENT
____________________________________________
2014 ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement is furnished by the Board of Directors of The Wet Seal, Inc., or our Company, we or us, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of our Company, or the Annual Meeting.
The Annual Meeting, or any adjournments, postponements or extensions thereof, will be held at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, on Thursday, May 22, 2014. The Annual Meeting will begin at 10:00 a.m., Pacific Time. This Proxy Statement and related materials are first being mailed to stockholders on or about April 22, 2014.
ABOUT THE MEETING
What is the purpose of the meeting?
The Annual Meeting has been called to have our stockholders consider and vote upon:

1.
The election of Lynda J. Davey, John D. Goodman, Nancy Lublin, John S. Mills, Kenneth M. Reiss, Adam L. Rothstein and Deena Varshavskaya to serve on our Company’s Board of Directors until our Company’s 2015 Annual Meeting of Stockholders, or the 2015 Annual Meeting, and until their successors are duly elected and qualified (each of the nominated individuals is a current member of our Company’s Board of Directors);

2.	A proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, or the Say-on-Pay Proposal;

3.	The ratification of the appointment of Deloitte & Touche LLP, as our independent registered public accounting firm for fiscal 2014; and

4.	Such other business, if any, as may properly come before the Annual Meeting, or any adjournment, postponement or extension thereof.
Who is entitled to vote at the Annual Meeting?
Holders of our Company’s Class A common stock and Class B common stock on the record date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment, postponement or extension thereof. The record date for determining such holders is 5:00 p.m., Eastern Time, on March 28, 2014.
How many shares are outstanding and entitled to vote at the Annual Meeting?
At 5:00 p.m., Eastern Time, on the record date, there were 84,656,263 shares of our Company’s Class A common stock issued and outstanding. On that date, no shares of our Company’s Class B common stock were issued and outstanding.
Holders of Class A common stock are entitled to one vote per share. There are no cumulative voting rights with respect to the election of directors.

What constitutes a quorum for voting on the proposals?
The presence, in person or by proxy, of the holders of a majority of our Class A common stock shares issued and outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Annual Meeting. As of the record date for this Proxy Statement, 84,656,263 shares of Class A common stock, representing the same number of votes, were issued and outstanding. Accordingly, the presence of the holders of Class A common stock representing at least 42,328,132 votes will be necessary to establish a quorum.

Under Delaware law, abstentions and broker “non-votes” will be counted for purposes of establishing a quorum at the Annual Meeting.

What is a broker “non-vote”?
If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014.
In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not counted in the determination of votes cast with respect to that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.
What are my voting choices and what is the voting requirement to approve each of the proposals?
Election of Directors. In the vote on the election of director nominees, stockholders may: (1) vote in favor of a nominee; (2) vote against a nominee; or (3) abstain from voting with respect to a nominee. Election of the nominees to our Board of Directors requires the affirmative vote of the majority of the votes cast by holders of outstanding shares of the Company's Class A common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not have any effect on the outcome of election of directors.
Advisory Vote on Executive Compensation. Stockholders may: (1) vote in favor; (2) vote against; or (3) abstain from voting on the say on pay proposal. The affirmative vote of the majority of the votes cast at the Annual Meeting is required to approve the advisory vote on executive compensation. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have any effect on the outcome of this proposal.
Ratification of the Appointment of our Company’s Independent Registered Public Accounting Firm. Stockholders may: (1) vote in favor; (2) vote against; or (3) abstain from voting on the ratification of the appointment of Deloitte & Touche LLP as our Company’s independent registered public accounting firm for fiscal 2014. The affirmative vote of the majority of the votes cast at the Annual Meeting is required for the approval of this proposal. Abstentions will not be counted as votes cast and, therefore, will not have any effect on the outcome of this proposal.
How will my shares be voted?
The shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in accordance with the instructions specified therein. In the absence of instructions, each proxy will be voted FOR all of our seven nominees for directors, FOR Proposal 2, and FOR Proposal 3 and will be voted in accordance with the discretion of the proxy holders upon all other matters, if any, which may properly come before the Annual Meeting. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.
Can I revoke my proxy?
Any proxy received by our Company may be subsequently revoked by the stockholder at any time before it is voted at the Annual Meeting by delivering a subsequent proxy or other written notice of revocation to our Company at our principal executive offices or by attending the Annual Meeting and voting in person.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT
Only one Proxy Statement, proxy card and Annual Report on Form 10-K for the fiscal year ended February 1, 2014, or the 2013 Annual Report, are being delivered by our Company to multiple stockholders sharing an address, unless our Company receives contrary instructions in writing. Our Company will deliver, promptly upon written or oral request, a separate copy of this Proxy Statement and accompanying materials, including a proxy card and the 2013 Annual Report, to stockholders at a shared address to which a single copy was delivered.
A stockholder who wishes to receive a separate copy of this Proxy Statement and accompanying materials now or in the future, or stockholders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a request via mail to our Company’s principal executive offices located at 26972 Burbank, Foothill Ranch, California 92610. Alternatively, such a request may be made by telephone at (949) 699-3900.

INTERNET AVAILABILITY OF THIS PROXY STATEMENT
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting
To Be Held on Thursday, May 22, 2014
Our official Notice of Annual Meeting of Stockholders, this Proxy Statement, a form of proxy and the 2013 Annual Report are available on our website at www.wetsealinc.com. You may request an email copy of the proxy materials, including this Proxy Statement, a form of proxy and the 2013 Annual Report, or you may request an additional paper copy of these proxy materials, by submitting a request via mail to our principal executive offices located at 26972 Burbank, Foothill Ranch, California 92610. Alternatively, such a request may be made by telephone at (949) 699-3900. In order to facilitate timely delivery of such additional proxy materials, such a request must be made by May 8, 2014. We are unable to guarantee the timely delivery of additional proxy materials, via email or in hard copy, for requests made after this date.

PROPOSAL 1
ELECTION OF DIRECTORS
General
In accordance with our Company's Bylaws, as amended, or the Bylaws, the number of directors that constitute our Board of Directors shall be determined from time to time by resolution of our Board of Directors. Upon the expiration of the term of directors, nominees are elected to serve for a term of one year and until their respective successors have been elected and qualified. Each director shall hold office until the next regular meeting of the stockholders after such director's election and until a successor is elected and has qualified, or until the earlier death, resignation, removal or disqualification of the director.
Nominees
The following seven directors will stand for election at the Annual Meeting: Mses. Lynda J. Davey, Nancy Lublin and Deena Varshavskaya and Messrs. John D. Goodman, John S. Mills, Kenneth M. Reiss and Adam L. Rothstein.
Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Mses. Davey, Lublin and Varshavskaya and Messrs. Goodman, Mills, Reiss and Rothstein to our Board of Directors. The nominees have consented to serve as directors of our Company if elected. If, prior to the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy may be exercised to vote for a substitute candidate designated by our Board of Directors. Our Board of Directors has no reason to believe any of the nominees will be unable or will decline to serve as a director.

Set forth below is certain information furnished to our Company by the director nominees, with ages as of April 8, 2014. There are no family relationships between or among any directors or executive officers of our Company.

Name and Age	Principal Occupation and Background
Lynda J. Davey Age: 58
Ms. Lynda J. Davey has been a director of our Company since October 4, 2012. Ms. Davey is Chairperson of the Board of Directors and is a member of our Compensation Committee. Ms. Davey serves as Chairperson of Avalon Securities Ltd., a FINRA and SEC registered broker dealer she founded in 1992 and as Chief Executive of Avalon Net Worth, a boutique investment bank. Prior to her work at Avalon, Ms. Davey worked at Salomon Brothers, an investment banking firm, and was President of Tribeca Corp, a merchant bank with large equity investments in public consumer companies and private buyouts. Ms. Davey serves on the board and chairs the audit committee of the Girl Scout Council of Greater New York, Inc. Ms. Davey is also founder and manager of Verite Capital Partners, a consulting and investment firm, and from 1998 to 2001, Ms. Davey served on the Advisory Council of Wells Fargo's Capital Finance Group and its predecessor entity, the Paragon Capital Retail Group. Ms. Davey previously served on the board of directors and was head of the audit committee for ICTS International, an Amsterdam based public security firm, served as a board member of Tuffy Associates Corp., a private auto service franchiser, Jane Cosmetics and Textus, a private textile company, and was a founding member of the Advisory Board of FIT's Center for Design Innovation. Our Board of Directors believes that Ms. Davey's extensive knowledge of consumer product and retail companies, and her experience as an executive and expert in investment banking and corporate transactions, qualify her for her continued service on the Board of Directors.

John D. Goodman Age: 49
Mr. John D. Goodman has been a director of our Company since September 18, 2012, and on January 7, 2013, Mr. Goodman was appointed our Company's Chief Executive Officer. Prior to joining our Company, Mr. Goodman was Executive Vice President, Apparel and Home at Sears Holding Corporation from November 2009 until January 2012. Mr. Goodman was also the Chief Executive Officer and a member of the board of directors of Charlotte Russe Holding, Inc. from November 2008 to October 2009. From April 2008 to October 2008, Mr. Goodman served as President and Chief Executive Officer of Mervyn's LLC department stores, which filed for Chapter 11 bankruptcy protection in July 2008. From 2005 to 2008, Mr. Goodman served as President and General Manager of the Dockers brand at Levi Strauss & Co., and from 2003 to 2005, Mr. Goodman was the Senior Vice President and Chief Apparel Officer for Kmart Holding Corporation. Earlier in his career, Mr. Goodman held various executive positions over a 10 year period while at Gap, Inc. Mr. Goodman previously served on the board of directors of Bleach Group, Inc., a lifestyle brand company. Our Board of Directors believes that Mr. Goodman's extensive experience in the retail industry, and particularly in senior management roles, and his leadership ability qualify him for his continued service on the Board of Directors.

Nancy Lublin Age: 42
Ms. Nancy Lublin has been a director of our Company since March 10, 2014, and is a member of our Compensation and Nominating and Corporate Governance Committees. Since 2003, Ms. Lublin has served as CEO of DoSomething.org, the largest organization for teens and social change in the world with more than 2.5 million active users. In 2013, while still the CEO of DoSomething.org, Ms. Lublin turned her popular TED talk into Crisis Text Line (CTL). CTL is the first 24/7, free, nationwide-text line for teens. Prior to her work at DoSomething.org and CTL, Ms. Lublin founded Dress for Success, a global entity that provides interview suits and career development training to women in need. Ms. Lublin is the author of the best-selling business book, Zilch: The Power of Zero in Business. Ms. Lublin is also a Young Global Leader of the World Economic Forum, a Crown Institute Fellow and a former Marshall Scholar. Ms. Lublin currently serves as Chairperson of the board of CTL and is a member of the board of trustees and audit and risk committee at The New School. Our Board of Directors believes that Ms. Lublin’s extensive experience as an executive at companies focused on the online and mobile space, particularly targeting teens, and her strategic experience developing new business and marketing concepts, qualify her for her continued service on the Board of Directors.

John S. Mills Age: 66
Mr. John S. Mills has been a director of our Company since October 4, 2012. Mr. Mills is Vice Chairman of the Board, Chairman of our Nominating and Corporate Governance Committee and is a member of our Audit Committee. Since 2006, Mr. Mills has served as President of SDE, a consulting firm that specializes in the retail sector, store operations and growth strategies. From 2004 to 2006, Mr. Mills was Chairman of the Board of G and G Stores Inc., a specialty retailer focused on teenage women. From 2000 to 2004, Mr. Mills served as the President and Chief Operating Officer of Aeropostale Inc., and was the Executive Vice President - Director of Operations at Aeropostale, Inc. from 1998 to 2000. Mr. Mills served on the board of directors for Aeropostale, Inc. from 1998 to 2004. From 1994 to 1998, Mr. Mills held several executive positions in operations for Federated Specialty Stores, the specialty retail division of Federated Department Stores, Inc. Mr. Mills also held various executive positions within the divisions, including its specialty store division, of R.H. Macy & Co., Inc. Mr. Mills currently serves on the board of directors of VILLA, Inc., an apparel and footwear retailer. Mr. Mills has served as a private advisor to Cerberus Capital and Rosewood Capital, and on the board of directors of Marc Ecko Enterprises, a global fashion and lifestyle company. Our Board of Directors believes that Mr. Mills' expertise as an executive in the apparel retail industry, his advisory practice and his experience as a member of the board of directors for several companies qualify him for his continued service on the Board of Directors.

Kenneth M. Reiss Age: 71
Mr. Kenneth M. Reiss has been a director of our Company since January 27, 2005. Mr. Reiss is Chairman of our Audit Committee and is a member of our Nominating and Governance Committee. Prior to his retirement in June 2003, Mr. Reiss was a partner at the accounting firm of Ernst & Young L.L.P., where he served as the lead auditor for several publicly traded companies, including Toys “R” Us, Inc., Staples, Inc., Phillips-Van Heusen, Inc. and Kenneth Cole Productions, Inc. At Ernst & Young, L.L.P., Mr. Reiss served as the Managing Partner of Audit for the New York office, the Director of the Audit Practice for the Retail and Consumer Products Industry, and the Chair of the Audit Practice Service Delivery Committee. Mr. Reiss serves on the Board of Directors, is the Chairman of the Audit Committee and a member of the Governance and Nominating Committee of Harman International Industries, Inc., a manufacturer of audio and electronic products for automotive, consumer and professional use. Mr. Reiss also serves on the Board of Directors and is a member of the Audit Committee of The Children's Place Retail Stores, Inc. Additionally, Mr. Reiss previously served on the boards of directors of each of Eddie Bauer Holdings, Inc., a holding company that operates a specialty retailer of men's and women's apparel, and Guitar Center, Inc., a musical instrument retail chain. Mr. Reiss has also been a member of special committees at a number of the companies where he has served as a director. Our Board of Directors believes that Mr. Reiss' extensive audit, accounting and financial experience and expertise, and his knowledge and experience with retail and apparel companies, including his experience considering strategic alternatives, qualify him for his continued service on the Board of Directors.

Adam L. Rothstein Age: 42
Mr. Adam L. Rothstein has been a director of our Company since March 10, 2014. Mr. Rothstein is Chairman of our Compensation Committee and is a member of our Audit Committee. Since 2011, Mr. Rothstein has served as the lead adviser to GFI, a multi-family investment office and since 2014, as a general partner in the Israeli focused Disrupt-ive fund. Prior to his time at GFI and Disrupt-ive, from 2006 to 2010 Mr. Rothstein served as Chief Investment Officer at Intana Management LLC, a market neutral hedge fund concentrating in the technology, media and entertainment sectors and from 2000 to 2005 as a Managing Director and Principal at Robeco Investment Management, the parent company of Weiss, Peck & Greer and served as a Partner in its Select Technology and Software Funds. Mr. Rothstein has over 15 years of investment experience, previously performing analysis on the technology and media sectors for Weber Capital Partners/Bluewater Capital Management, Scripps Ventures/United Media and UBS Securities. Mr. Rothstein began his career in the Banking/Tax Advisory Group at Arthur Andersen & Co. Mr. Rothstein is currently the Chairman of the Board for Big Idea Brands, lacrosse apparel company, and on the boards of technology and media investments for Disrupt-ive and GFI. Our Board of Directors believes that Mr. Rothstein’s expertise in technology companies and his experience as a shareholder representative, including his experience considering strategic alternatives, qualify him for his continued service on the Board of Directors.

Deena Varshavskaya Age: 34
Ms. Deena Varshavskaya has been a director of our Company since March 10, 2014 and serves as a member of our Compensation Committee. Since 2010, Ms. Varshavskaya has served as the founder and CEO of Wanelo, the largest and fastest growing social shopping platform used by millions to discover people and stores to follow and from which to purchase products. Prior to her time at Wanelo, Ms. Varshavskaya was the founder and CEO of Dynamik Interactive Inc., a boutique user experience design agency. Ms. Varshavskaya has been named by Vanity Fair to The Next Establishment List as one of the 15 up-and-comers to keep an eye on and was recognized as one of the “100 Most Intriguing Entrepreneurs” by Goldman Sachs. Our Board of Directors believes that Ms. Varshavskaya’s experience as a pioneer in the intersection of social technologies and ecommerce qualify her for her continued service on the Board of Directors.

Vote Required to be Elected as a Director
Election of the nominees to our Board of Directors requires the affirmative vote of the majority of the votes cast by holders of outstanding shares of the Company's Class A common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. There are no cumulative voting rights with respect to the election of directors, and broker non-votes and abstentions will not be treated as votes cast with respect to the election of directors.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

CORPORATE GOVERNANCE MATTERS
Corporate Governance Guidelines
Our Company has adopted The Wet Seal, Inc. Code of Business Ethics and Conduct that is applicable to all directors, officers and employees. The purpose of our Code of Business Ethics and Conduct is to foster compliance with applicable laws affecting our Company and set a standard for our expectations for business conduct. We have also adopted a Code of Ethics Policy for our Senior Financial Officers to promote ethical conduct in the practice of financial management and corporate governance. In addition, we have also adopted Corporate Governance Guidelines that identify corporate governance policy standards for our directors, officers and committees of our Board of Directors. Our Code of Business Ethics and Conduct, our Code of Ethics Policy for our Senior Financial Officers and our Corporate Governance Guidelines are available on our website at www.wetsealinc.com.
Director Independence
All members of our Board of Directors other than Mr. Goodman, our Chief Executive Officer, have been determined to be “independent” directors in accordance with Nasdaq Global Market listing standards and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. This determination by our Board of Directors is based upon an individual evaluation of each of our directors, including his or her lack of an employment relationship with us or any other relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out a director's responsibilities.
Our Chief Executive Officer, Mr. Goodman, is not a member of any committees of our Board of Directors. The independent directors meet regularly during every quarterly Board of Directors meeting in separate executive session without any member of our Company management present. The Chairperson of the Board of Directors, who is an independent director, presides over these meetings.
Review, Approval or Ratification of Related Party Transactions

Our Company has not entered into or proposed entering into any transaction valued in excess of $120,000 in which any related party had or will have a direct or indirect material interest. Nevertheless, the Board of Directors of the Company has adopted our Company's Code of Business Ethics and Conduct, or the Code, a copy of which is posted on our Company's website at www.wetsealinc.com. The Code, which is administered by our Company's Corporate Ethics/Compliance Officer, applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which our Company or one of its subsidiaries participates and a related person had, has or will have a direct or indirect interest. Each director or executive officer of our Company must notify our Company's Corporate Ethics/Compliance Officer of any interest that such individual or an immediate family member of such individual had, has or may have, in a related person transaction, and our Company's Corporate Ethics/Compliance Officer must, in turn, determine whether or not the transaction is in the best interest of our Company. For purposes of the Code, a “related person” includes any director or executive officer of our Company or a relative of such director or executive officer, which, in turn, includes his or her spouse, children, parents, siblings, in-laws and any other relative who reside or share a home with such director or executive officer of our Company.
Committees of Our Board of Directors
Our Board of Directors has established three committees consisting of the Audit Committee, Compensation Committee and Nominating and Governance Committee. Our Board of Directors has adopted charters for each of its committees, which are posted on our Company's website at www.wetsealinc.com. The current members of the committees are identified in the table below:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Lynda J. Davey	__	X	__
Nancy Lublin	__	X	X
John S. Mills	X	__	(Chair)
Kenneth M. Reiss	(Chair)	__	X
Adam L. Rothstein	X	(Chair)	__
Deena Varshavskaya	__	X	__

Meetings and Attendance of Directors
Our Board of Directors and its committees held the following number of meetings during the fiscal year ended February 1, 2014:

Group	Meetings
Board of Directors	17
Audit Committee	6
Compensation Committee	4
Nominating and Governance Committee	4
All of the directors, then in office, attended 75% or more of the total number of meetings of our Board of Directors and of committee(s) of the Board of Directors on which they served and that were held during the fiscal year ended February 1, 2014.
Our Company requires that all of our incumbent directors and director nominees attend the annual meeting of stockholders unless a director gives prior notice to the Chairperson of the Board of Directors of his or her inability to attend. All members of our Board of Directors, then in office, participated in the 2013 annual meeting of stockholders.
Audit Committee
Our Audit Committee is composed entirely of non-management directors, each of whom our Board of Directors has determined is “independent” in accordance with Nasdaq Global Market listing standards and applicable rules and regulations promulgated under the Exchange Act. Mr. Reiss has served on our Audit Committee from 2005 through the date of this Proxy Statement. During fiscal 2013, Ms. Dorrit Bern served as a member of our Audit Committee until April 5, 2014. Mr. Mills has served as a member of our Audit Committee from October 9, 2012 through the date of this Proxy Statement and Mr. Rothstein has served as a member of our Audit Committee from March 10, 2014 through the date of this Proxy Statement.
Our Audit Committee is responsible for reviewing and, as it shall deem appropriate, making recommendations to our Board of Directors with respect to internal accounting and financial controls for our Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of our Company's financial statements and press releases relating to our Company's financial statements and results of operations. Our Audit Committee is also responsible for recommending to our Board of Directors independent registered public accountants to audit the annual financial statements of our Company, as well as for reviewing the scope of the audit as determined by the accountants. The charter of our Audit Committee is available on our Company's website at www.wetsealinc.com.
Mr. Reiss, the Chairman of our Audit Committee, who has 38 years of experience in auditing public companies during his tenure at Ernst & Young L.L.P., and Mr. Rothstein, who has over 15 years of experience reviewing financial statements of public and private companies on behalf of the hedge funds and venture funds he has advised and has served on the boards and reviewed the financial statements of various companies throughout his career coupled with his educational background, a B.S. in economics with a concentration in Finance and Accounting from The Wharton School of the University of Pennsylvania and an M. Phil in Finance from the University of Cambridge, have been determined by our Board of Directors to be “audit committee financial experts” under the regulations of the Securities and Exchange Commission, or the SEC, and to be “financially sophisticated” under applicable Nasdaq Global Market listing standards by virtue of their experience described above in the section captioned “ELECTION OF DIRECTORS.”
Compensation Committee
Each of the directors comprising our Compensation Committee is not a member of management and has been determined by our Board of Directors to be “independent” in accordance with Nasdaq Global Market listing standards. During fiscal 2013, Ms. Mindy C. Meads served as a member of our Compensation Committee up until her resignation from our Board of Directors on February 3, 2014, Ms. Kathy Bronstein served as a member of our Compensation Committee until March 14, 2014, after which she resigned from membership on any Board committees, Mr. Mills served as a member of our Compensation Committee until March 18, 2014, when he resigned from membership on that committee to focus on his other committee assignments and role as Vice Chairman of the Board of Directors, and Ms. Bern served as the Chairperson of our Compensation Committee until April 5, 2014. Mr. Rothstein was appointed as the Chairman of our Compensation Committee on April 5, 2014 and continues to serve in this role through the date of this Proxy Statement. Ms. Davey has served as a member of our Compensation Committee since October 9, 2012 through the date of this Proxy Statement. Ms. Varshavskaya has served as a member of our Compensation Committee since March 10, 2014 through the date of this Proxy Statement. Ms. Lublin has served as a member of our Compensation Committee since March 18, 2014 through the date of this Proxy Statement. Our Compensation Committee reviews and proposes to the Board of Directors for approval the compensation of our Chief Executive Officer and the compensation of our other executive officers, administers our equity-based compensation plans and reviews the disclosures in the Compensation Discussion and Analysis and the annual Compensation Committee report for inclusion in our Company's annual Proxy Statement.
Under The Wet Seal, Inc. Amended and Restated 2005 Stock Incentive Plan, or the Amended and Restated Plan, our Compensation Committee approves the grant of Awards (as defined in the Amended and Restated Plan) including options, restricted stock, performance shares, restricted share units, performance share units, share purchases, share awards or any other awards based on the value of our Class A common shares to our directors, named executive officers and other Company personnel and consultants to our Company. In addition, our Compensation Committee recommends for approval by the Board of Directors bonus guidelines and equity-based awards to be granted to our named executive officers and directors as well as delegates to our Chief Executive Officer certain levels of authority to grant equity-based awards to other Company employees. Our Compensation Committee also reviews and recommends for approval by the Board of Directors contractual employment and compensation arrangements with our named executive officers and other members of senior management and oversees the administration of our employee benefits and benefit plans. The charter of our Compensation Committee is available on our Company's website at www.wetsealinc.com.
Nominating and Governance Committee
Our Nominating and Governance Committee is composed entirely of non-management directors, each of whom our Board of Directors has determined is “independent” in accordance with Nasdaq Global Market listing standards. During fiscal 2013, Ms. Meads served as our Nominating and Governance Committee Chair up until December 16, 2013, when she gave notice of her pending resignation from our Board of Directors, after which she served as a member of the Nominating and Governance Committee until she resigned from our Board of Directors on February 3, 2014. During fiscal 2013, Ms. Bronstein was a member of the Nominating and Governance Committee until March 14, 2014, when she resigned from membership on any committees. Mr. Mills was appointed as the Chairman of our Nominating and Governance Committee on December 16, 2013 and continues to serve in this role through the date of this Proxy Statement. Mr. Reiss has served as a member of our Nominating and Governance Committee from December 2009 through the date of this Proxy Statement and Ms. Lublin has served as a member of our Nominating and Governance Committee from March 10, 2014 through the date of this Proxy Statement. Our Nominating and Governance Committee proposes to our Board of Directors and to stockholders a slate of director nominees in connection with the election of directors. It also advises our Board of Directors with respect to board procedures and committees, oversees the evaluation of our Board of Directors and develops, recommends and reviews our Corporate Governance Guidelines. The charter of our Nominating and Governance Committee is available on our Company's website at www.wetsealinc.com.
In discharging its responsibilities to nominate candidates for election to our Board of Directors, our Nominating and Governance Committee has not specified any minimum qualifications for serving on our Board of Directors. However, our Nominating and Governance Committee's criteria for selecting new directors includes possession of such knowledge, experience, skills, expertise and diversity in business, background and experience as may enhance our Board of Directors' ability to manage and direct the affairs and business of our Company. Our Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of our Nominating and Governance Committee through current directors, professional search firms, stockholders or other persons. Candidates may be considered at any point during the year. For additional information on stockholder recommendations for nominees to our Board of Directors, please see the section below under the caption “STOCKHOLDER NOMINEES.”
Executive Sessions; Meetings with Management
The non-management members of our Board of Directors, which include each member of our Board of Directors other than Mr. Goodman, meet in executive session on a quarterly basis. From time to time, our Internal Audit Manager meets with our Audit Committee to review the internal audit function and compliance with the internal controls requirements under the Sarbanes-Oxley Act. Our Audit Committee also meets in executive session with the independent registered public accountants regularly. All other committees are given the opportunity to meet without management as they deem necessary.
Senior members of our Company's management are routinely invited to make presentations to our Board of Directors or committees to provide management insight into items being discussed by our Board of Directors. In addition, members of our Board of Directors have free access to all other members of management and employees of our Company.
Board Leadership Structure and Risk Management

The roles of Chief Executive Officer and Chairperson of the Board of Directors are separate in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for our Company and the day-to-day leadership and performance of the Company, while the Chairperson of the Board of Directors provides guidance to the Chief Executive Officer, sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors.

We believe this structure provides strong leadership for our Board of Directors, while also positioning our Chief Executive Officer as the leader of our Company in the eyes of our customers, vendors and stockholders.
Our Company is exposed to a number of risks, including economic, regulatory, legal and others risks, such as the impact of competition and general economic conditions. Management is responsible for the day-to-day management of risks our Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk management oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are reasonably adequate and functioning as designed.
The Board of Directors believes that establishing an appropriate “tone at the top” and that full and open communication between management and the Board of Directors are essential for effective risk management and oversight. Our Board of Directors meets regularly with our Chief Executive Officer and other senior officers to discuss strategy and the risks facing our Company. In addition, senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board of Directors on risk management and any other matters. Each quarter, the Board of Directors is provided an update by senior management on strategic matters involving our operations.
While the Board of Directors is ultimately responsible for risk management oversight at our Company, our three Board committees assist the Board of Directors in fulfilling its oversight responsibilities in specific areas of risk. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and succession planning for our directors and corporate governance.
Executive Officers
The following is a list, as of April 8, 2014, of the names, ages and certain biographical information for the executive officers of our Company who are not also directors.

Name and Age	Principal Occupation and Background
Steven H. Benrubi Age: 47
Mr. Steven H. Benrubi was appointed our Executive Vice President, Chief Financial Officer in September 2007. Since June 2005, Mr. Benrubi had previously served as our Vice President and Corporate Controller. Immediately prior to that, from August 2003, he served as Vice President and Corporate Controller of CKE Restaurants, Inc., a public corporation and the parent company of several fast-food restaurant chains, including Carl's Jr. and Hardee's. Prior to his employment with CKE Restaurants, Inc., Mr. Benrubi served as treasurer of Champion Enterprises, Inc., a public corporation and manufacturer and retailer of manufactured homes.

Lesli R. Gilbert Age: 45
Ms. Lesli R. Gilbert was appointed our Executive Vice President, Stores and Operations on June 10, 2013. Ms. Gilbert was previously Senior Vice President of Stores at Talbots, Inc., where she was responsible for developing the stores strategy and framework to reposition the business. Prior to Talbots, Ms. Gilbert held various general management positions with responsibility for leading sales, marketing, training and customer service with T-Mobile US, Inc. and Gap Inc. Earlier in her career, she held regional and district sales manager positions with Charlotte Russe, Inc., Discovery Channel, Sunglass Hut International and The Limited.

Kimberly Bajrech Age: 50
Ms. Kimberly Bajrech was appointed Senior Vice President, General Merchandise Manager, Wet Seal Division on March 19, 2013. Ms. Bajrech re-joined our Company as Vice President/DMM of Tops and Bottoms in July 2009. Prior to re-joining our Company, Ms. Bajrech worked as a Senior Merchandiser at two contemporary brands, Eight Sixty and P.J. Salvage, from 2006 to 2009. Prior to that time, Ms. Bajrech was at our Company from 1993 to 2005, starting as a knit top buyer and then promoted to Divisional Merchandise Manager for all categories and as Vice President, Divisional Merchandise Manager in 1998.

Debra Shinn Age: 57
Ms. Debra Shinn was appointed Senior Vice President, General Merchandise Manager, Wet Seal Division on March 19, 2013. Ms. Shinn joined our Company as Vice President/DMM of Accessories and Ready to Wear in July 2009. Prior to that, Ms. Shinn worked at Kohl's Department Stores as Vice President/DMM of Juniors from February 2008 to May 2009 and at Roxy as Vice President/Sales Manager of Accessories from September 2006 to February 2008. Ms. Shinn worked at Pacific Sunwear from May 1998 until July 2006 in a variety of roles, including Vice President, General Merchandise Manager of Juniors from 1998 to 2003, Vice President, General Merchandise Manager Young Men’s from 2003 to 2004, and Vice President, General Merchandise Manager Chain - Accessories and Footwear and Outlet Division - All Categories from 2004 to 2006.

Director Compensation
During fiscal 2013, all non-employee directors were entitled to receive the annual cash retainers set forth below, as approved by the Board of Directors.

Position	Annual Cash Retainer		Payment
Director		$55,000	Quarterly
Audit Committee Chairman	An additional	$20,000	Quarterly
Other Committee Chairmen	An additional	$10,000	Quarterly
Chairperson of our Board	An additional	$20,000	Quarterly
In addition to the foregoing cash compensation program, each non-employee director received a restricted stock grant having a cash value of $110,000 on February 1, 2013, the date of issuance, as compensation for their services to be provided in fiscal 2013. Based upon the closing stock price of our Class A common stock on that date, each non-employee director received 39,711 shares of our restricted stock. These shares vested on the one-year anniversary of the date of grant, February 1, 2014.
During fiscal 2013 and 2014, the Board modified and approved its non-employee director compensation policy for fiscal 2014. The modifications made to the board compensation structure for fiscal 2014 represents a 15% reduction to the annual cash retainer for directors based on a 20% reduction to the annual cash retainer paid in quarters two, three and four of fiscal 2014. The fiscal 2014 board compensation structure is as set forth below.

Position	Annual Cash Retainer		Payment
Director		$46,750	Quarterly
Audit Committee Chairman	An additional	$20,000	Quarterly
Other Committee Chairmen	An additional	$10,000	Quarterly
Chairperson of our Board	An additional	$20,000	Quarterly
The cash value of the annual restricted stock grant for fiscal 2014 was maintained at $110,000.
Accordingly, Mses. Bern, Bronstein, and Davey and Messrs. Mills and Reiss, all non-employee directors, received a restricted stock grant having a cash value of $110,000 on February 3, 2014, the date of issuance, as compensation for their services to be provided in fiscal 2014. Based upon the closing stock price of our Class A common stock on that date, each of them received 48,673 units of our restricted stock. Mses. Lublin and Varshavskaya and Mr. Rothstein, all non-employee directors, received a restricted stock grant of $110,000 on the date they joined the Board of Directors, pro-rated for the remainder of the fiscal year, having a cash value of $99,121 on March 10, 2014, the date of issuance, as compensation for their services to be provided in fiscal 2014. Based upon the closing stock price of our Class A common stock on that date, each of them received 51,896 units of our restricted stock. Ms. Bern's restricted stock units vested on April 7, 2014, the date she announced her resignation from the Board of Directors and Ms. Bronstein's restricted stock units vested on April 7, 2014, the next business day following the date she announced her resignation from the Board of Directors. The remainder of our non-employee directors' restricted stock units will vest on January 31, 2015, which is the last day of fiscal 2014. See "Director Compensation Table," for further information on fiscal 2013 board compensation. The awarding of stock options, restricted stock and/or performance shares by our Company to directors, in their capacity as such, is at the discretion of the Compensation Committee.
Our directors are covered by stock ownership guidelines which are part of our Corporate Governance Guidelines. Under these guidelines, each non-employee director is required to own, within three years from election to the Board of Directors, common stock having a value equivalent to three times the annual cash retainer fee paid to such director (inclusive of any committee attendance fees and chairman fees), subject to exceptions approved by the Board of Directors.
All directors are reimbursed for expenses incurred in connection with attendance at the meetings of our Board of Directors and committees.
Director Compensation Table
The following Director Compensation Table summarizes the compensation paid to our directors in fiscal 2013. As noted in the footnotes, the directors received equity grants at the end of fiscal 2012 and the beginning of fiscal 2014 as part of their compensation for their services.

Name	Fees Earned or Paid in Cash ($)	Share Awards ($) (1)	Total ($)
Dorrit M. Bern (2)	$65,000	$—	$65,000
Kathy Bronstein (2)	$55,000	$—	$55,000
Lynda J. Davey	$75,000	$—	$75,000
Mindy C. Meads (2)	$65,000	$—	$65,000
John S. Mills	$55,000	$—	$55,000
Kenneth M. Reiss	$75,000	$—	$75,000
_____________________

(1)
The directors did not receive their annual share awards related to their services to be provided in fiscal 2014 until February 3, 2014. Each director received 48,673 restricted units representing $110,000 of grant date fair value determined in accordance with applicable accounting standards using the closing trading price of a share of our Class A common stock of $2.26.

(2)
Ms. Bern resigned from our Board of Directors on April 7, 2014, Ms. Bronstein resigned from our Board of Directors on April 4, 2014, and Ms. Meads resigned from our Board of Directors on February 3, 2014.

Indemnification Agreements with our Directors
We have entered into indemnification agreements with each of our non-employee directors. These agreements require us, among other things, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to our Company, and to advance expenses incurred as a result of any proceeding against them as to which they can be indemnified. We expect to enter into indemnification agreements with our future non-management directors.
STOCKHOLDER NOMINEES
Our Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on our Board of Directors. There is no difference in the manner in which the Nominating and Governance Committee evaluates director candidates based on whether such candidate is recommended by the Nominating and Governance Committee or a stockholder. Any stockholder who desires to recommend a nominee for our Board of Directors must submit a letter addressed to our Corporate Secretary at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, and which is clearly identified as a “Director Nominee Recommendation.” All recommendation letters must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by our Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to our Nominating and Governance Committee.
Any stockholder recommendations for the 2015 Annual Meeting must be submitted no earlier than the opening of business on January 22, 2015, and no later than the close of business on February 21, 2015, to assure time for meaningful consideration and evaluation of the nominees by our Nominating and Governance Committee. In the event that the 2015 Annual Meeting is not held within forty-five days before or after May 22, 2015, any stockholder recommendation for Board of Director nominees will be considered timely if it is received no earlier than the opening of business on the 120th day before the meeting and no later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which our Company first makes the public announcement of the date of the 2015 Annual Meeting.
Any stockholder recommendations for a special meeting of stockholders called for the purpose of electing directors must be submitted no later than the close of business on the 10th day following the day on which our Company first makes the public announcement of the date of the special meeting.

STOCKHOLDER COMMUNICATIONS
Our Company has adopted a formal process by which stockholders may communicate directly to directors. Under this process, any communication sent to a director or directors in care of our Corporate Secretary at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, is forwarded to the specified director or directors. There is no screening process, other than to confirm that the sender is a stockholder, and all stockholder communications that are received by our Corporate Secretary to the attention of a director or directors are forwarded to the director or directors, with a copy to the Chairman of our Audit Committee.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act, stockholders have an opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers (sometimes referred to as “Say-on-Pay”). Accordingly, the following resolution will be submitted for stockholder approval at the Annual Meeting:
"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”
While this vote is non-binding, the Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of this vote in considering future executive compensation arrangements.
As described in detail under “Compensation Discussion and Analysis,” the Board of Directors believes that our long-term success depends in large measure on our ability to attract and retain qualified personnel. Our compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of our executive officers with those of our stockholders, and encourages you to review carefully the Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement and the tabular and other disclosures on executive compensation beginning on page 22 of this Proxy Statement.
Proposal and Required Vote
At the Annual Meeting, stockholders will be asked to approve the advisory resolution set forth above approving the compensation of our named executive officers. Such approval will require the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Class A common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the Proposal. Abstentions and broker non-votes will not be counted as votes cast with respect to this Say-on-Pay Proposal.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS SAY-ON-PAY PROPOSAL
At the 2013 annual meeting of stockholders, we provided our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2013 annual meeting of stockholders, and our stockholders approved the proposal, with 86% of the votes cast in favor.  At the 2011 annual meeting of stockholders, we also asked our stockholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years. Our Board of Directors recommends an annual advisory vote, because they view it as a good corporate governance practice, and at our 2011 annual meeting of stockholders approximately 90% of the votes cast were in favor of an annual advisory vote. Therefore, we again are asking our stockholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Unless the Board of Directors modifies its determination on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2015 annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
Our Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and compensation decisions for our named executive officers that are described in the Summary Compensation Table. Our named executive officers for fiscal 2013 consisted of the following individuals:

•	John D. Goodman, our Chief Executive Officer;

•	Steven H. Benrubi, our Executive Vice President, Chief Financial Officer;

•	Lesli R. Gilbert, our Executive Vice President, Stores and Operations;

•	Kimberly Bajrech, our Senior Vice President, General Merchandise Manager, Wet Seal Division; and

•	Debra Shinn, our Senior Vice President, General Merchandise Manager, Wet Seal Division.
Fiscal 2013 was a challenging year for Wet Seal as it embarked on its business turnaround. On January 7, 2013, our Board of Directors appointed Mr. John D. Goodman as our Chief Executive Officer. Mr. Goodman was hired because the Board believes he has the requisite experience and knowledge in the fast fashion retail apparel sector to help position our Company for success. Since Mr. Goodman's appointment, he and the management team have moved quickly to transition the Company back to a fast fashion strategy and prepare it for future growth and profitability. The Company had two strong quarters with improved financial results, but ended the year with disappointing results in the third and fourth quarters, resulting in a decline in annual revenue and a net operating loss. On June 10, 2013, Ms. Lesli R. Gilbert joined the Company as Executive Vice President, Stores and Operations. The Company believes Ms. Gilbert’s breadth and depth of leadership experience in the retail sector make her ideally suited to lead our field organization and store teams.
During these challenging times for the business, we believe the Company has utilized responsible compensation practices that balance the need to invest in leadership talent to create business success, while also appropriately reflecting the actual performance delivered. Key illustrations of these responsible pay practices include:

•	Targeting a market median pay strategy overall, including for our Chief Executive Officer;

•	Using an annual incentive program that is based on achievement of specific earnings before interest, taxes, depreciation, and amortization ("EBITDA") performance;

•	Not providing a bonus payout in fiscal 2013 as EBITDA performance goals were not achieved;

•
Having approximately 60% of the CEO’s long-term incentives be in the form of performance-based awards; specific fiscal 2013 financial objectives were not met, and therefore the incentive did not pay out;

•
Using restricted stock awards for the remainder of executives’ long-term incentive grants, where the potential value they will receive is directly aligned with the stock price fluctuations experienced by stockholders;

•	Not providing our executives with gross-ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change in control in the event of a termination;

•
Our Severance and Change in Control Plan and equity award agreements require a qualifying termination of employment in addition to a change of control in our Company before change of control benefits or accelerated equity vesting are triggered;

•	Prohibiting our named executive officers from hedging or pledging any Company shares;

•	Employment of our executive officers, other than our Chief Executive Officer, is “at will” and may be terminated by either our Company or the employee at any time; and

•	Adopting fiscal 2014 pay strategies that will continue to emphasize Wet Seal’s pay for performance philosophy, including:

◦	Freezing salaries for all of our named executive officers;

◦	Reducing the target long-term incentive grant values relative to the 2013 grants; and

◦	Requiring achievement of rigorous performance goals before the annual cash bonus would be earned.

The following table illustrates the relationship between pay and performance for the CEO at Wet Seal, where the actual realized pay was 43% of the target fiscal 2013 pay. Wet Seal’s overall goal is to provide positive returns and earnings for both stockholders and management, though we also fully support a pay for performance philosophy and believe that the fiscal 2013 pay outcomes aligned with the performance delivered.

Pay Element	Target Pay	Actual Pay Delivered		Actual as a % of Target
Salary	$800,000	$800,000		100%
Annual Cash Bonus	$800,000	$0		0%
Restricted Stock (1)	$528,296	$416,708	(2)	79%
Performance Shares	$771,522	$0		0%
Total	$2,799,816	$1,216,708		43%
_____________________

(1)
Restricted stock values exclude the 218,192 shares that were granted to Mr. Goodman as one-time matching awards for his purchase of $650,000 shares of our Company's stock soon after joining our Company as CEO.

(2)	Represents the value of the shares multiplied by the closing stock price on January 31, 2013 of $2.39.
The remainder of this compensation discussion and analysis provides more details on the compensation programs in place at our Company and specific actions taken in fiscal 2013.
Compensation Philosophy
Our Compensation Committee has developed a compensation policy for our named executive officers with the following guidelines:

•	Provide base salaries that are competitive in the retail apparel industry in order to attract and retain our named executive officers;

•	Provide annual cash bonuses that are tied to our consolidated financial performance in order to align the interests of our named executive officers with those of our stockholders; and

•
Provide long-term incentive benefits that will reward our named executive officers’ long-term commitment and motivate the named executive officers to achieve our strategic objective of increased stockholder value.

We seek to compensate our named executive officers pursuant to this compensation philosophy. Our Compensation Committee reviews all key compensation decisions for our named executive officers in the context of market practices and individual circumstances and applies the appropriate judgment for the situation. We use governance practices that provide the Compensation Committee with appropriate information to make decisions, and no named executive officer is able to make decisions about his/her own compensation. Our Chief Executive Officer makes compensation recommendations to the Compensation Committee for all named executive officers other than himself, and additional information is provided by senior management as appropriate. The Compensation Committee gathers performance information from management and additional information, as needed, from its independent outside consultant for Chief Executive Officer compensation decisions and for purposes of establishing performance goals and metrics for the named executive officers' annual bonus and performance-based equity incentive awards, where applicable. Our insider trading policy prohibits all of our employees, including our named executive officers, from hedging or pledging their economic interest in the shares of our stock that they hold.
Pay Positioning Strategy, Compensation Mix and Other Compensation
Overall, we seek to apply a compensation strategy of being aligned with the median of our competitive market, as discussed below. We allocate compensation between short and long-term compensation in a manner that is designed to ensure adequate base compensation to attract and retain qualified personnel and provide a focus on achieving short-term business goals, while also providing incentives designed to maximize long-term value for our stockholders. Our objectives for each of the core pay elements are outlined in more detail below.

Pay Element	Purpose
Base Salary	• Meet basic competitive pay requirements
Annual Cash Bonus
• Based upon achieving or surpassing specific short-term financial goals

• Intended to support a performance-based organizational culture that is aligned with achieving our Company’s objectives and strategic initiatives

Long-Term Incentives
• Provide a long-term incentive opportunity for our named executive officers, reward superior performance against specific objectives and long-term strategic goals and align the long-term interests of our named executive officers with those of our stockholders

Use of Compensation Consultant
To assist the Compensation Committee in its review and determination of executive compensation, the Compensation Committee retained and sought advice from Mercer US, Inc., or Mercer, an independent outside consultant, during fiscal 2013 and to date in fiscal 2014. Mercer worked directly with the Compensation Committee to develop the Company's philosophy and structure for the executive officers. During fiscal 2013, the Compensation Committee, as in past years, had responsibility for engaging Mercer and directed the nature of the communication and interchange of data between Mercer and management.
Peer Group Company Market Information
The Compensation Committee believes that, given the specialized nature of our industry, we require executive talent with general fashion retail experience as well as specific and deep expertise in fast fashion. These specific skills and experience limit the pool of talent from which we recruit and also cause our employees to be highly valued and sought after in our industry. This results in a relatively narrowly defined peer group of companies from which we primarily search for new executives. Further, this also results in these companies being our most direct competitors for the attraction and retention of executive talent with the skills and experience needed to create a successful business at our Company. The Compensation Committee compares our pay levels and programs to those of this peer group and uses this comparative data as a reference point in its review and determination of compensation upon appointment of our named executive officers.
Based on recommendations from Mercer, the Compensation Committee uses the following objective criteria in selecting its peer group from the range of other specialty retail companies:

•	industry;

•	companies that generally compare in market capitalization and/or revenue;

•	our competitors for executive talent, and where possible; and

•	companies that compete directly with our products.

Fiscal 2013 Peer Group or Peer Group
Aeropostale, Inc.	JoS. A. Bank Clothiers, Inc.
bebe Stores, Inc.	New York & Company, Inc.
The Buckle, Inc.	Pacific Sunwear of California, Inc.
Cache, Inc.	rue 21, Inc.
Christopher & Banks Corporation	Zumiez, Inc.
Coldwater Creek Inc.
Destination Maternity Corp.
Hot Topic, Inc.
Guess, Inc.
The market capitalization of our peer group ranged between $31 million and $2.3 billion determined as of January 31, 2013. The 2012 revenue of our Peer Group companies ranged between $224 million and $2.5 billion. For those Peer Group companies that do not have years ending in January, the 2012 revenue represents the revenues for the 2012 calendar year using information included in filings with the SEC. Our Company's market capitalization and revenue, as of the end of, and for, our fiscal 2012, was $258 million and $580 million, respectively. The median 2012 market capitalization and revenue of our Peer Group was $411 million and $773 million, respectively.
Note that peer group data is a significant input for Compensation Committee decisions around pay provided, though the Committee also considers other factors when establishing target pay levels, as noted under "Determination of Base Salary and Future Salary Increases" and other sections below.

Stockholder Advisory Vote on Executive Compensation
At our 2013 Annual Meeting of Stockholders, our stockholders voted, in a non-binding advisory vote, to approve the compensation of our named executive officers, and at our 2011 Annual Meeting of Stockholders, our stockholders voted, in a non-binding advisory vote, in favor of having a non-binding stockholder vote on executive compensation once every year. Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation. In light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2013 proxy statement (86% of the shares represented in person or by proxy at the meeting and entitled to vote), our Compensation Committee continued to use its pay for performance philosophy in the 2013 pay programs and did not implement changes as a result of the stockholders’ advisory vote.
Determination of Base Salary and Future Salary Increases
When establishing the base salaries of our named executive officers, our Compensation Committee considers a number of factors, including:

•	individual responsibilities and performance expectations;

•	leadership abilities;

•	specialty retail and related market salary rates provided by a compensation consultant and/or compensation surveys, as noted previously;

•	cost of living factors in the Southern California real estate market where our principal executive offices are located;

•	the named executive officer’s applicable experience; and

•	our financial position.
Base salaries of our named executive officers are established at hiring and reviewed annually by our Compensation Committee, which assesses individual performance, contribution to our Company and level of responsibility and the Company’s financial position when determining whether the base salary adequately reflects the executive’s qualifications, experience, roles and responsibilities in comparison to our market position.
In determining the level of cash compensation to be provided to Mr. Goodman upon his appointment as our Chief Executive Officer, our Compensation Committee reviewed the survey provided by Mercer with the base salaries received by chief executive officers of our Peer Group, as well as our Company's history of chief executive officers' base salaries, and considered Mr. Goodman's previous experience and compensation. Our Compensation Committee determined that the target cash compensation program was fair in light of our Company’s market position and in comparison to the base salaries provided to chief executive officers by our Peer Group. In fiscal 2013, Mr. Goodman did not receive an increase in his base salary since he had only recently been appointed to his position in January 2013.
In fiscal 2013, based upon the Compensation Committee's assessment of the other named executive officers' performance, they were provided with the following increases in March 2013.  Mr. Benrubi received a 10.5% increase to his base salary, giving consideration to his added responsibilities to manage the Company’s real estate and information technology functions upon elimination of our Company’s Chief Operating Officer role in January 2013. Mses. Bajrech and Shinn received 17.0% increases to their base salaries in connection with their promotions to Senior Vice President, General Merchandise Managers. Ms. Gilbert was appointed to her position in June 2013 and was not eligible for a merit increase during fiscal 2013.
Annual Cash Bonuses
We use annual cash bonuses to incentivize our named executive officers to achieve strong short-term performance, resulting in a performance-based organizational culture. Annual cash bonuses are determined based upon achieving certain levels of our overall Company financial performance metrics. During the first quarter of each fiscal year, our Compensation Committee and our Chief Executive Officer establish financial performance goals and other metrics against which our named executive officers will be evaluated.
For fiscal 2013, each of the named executive officers was eligible to receive a cash bonus based upon achievement of certain levels of Company EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization, asset impairment charges, bonus expense and legal settlement charges or credits.
Our Compensation Committee believes that tying annual cash bonuses to Company performance aligns the interests of management with stockholders and encourages intensive efforts to attain and increase profitability throughout our Company. Our Compensation Committee, with the assistance of management, reviews our Company’s consolidated and divisional financial performance and calculates bonuses based upon the attainment of performance objectives that are set during the first quarter of each fiscal year and approved by the Board of Directors. Our annual bonus plan requires minimum EBITDA to be met before any annual cash bonuses can be attained. In fiscal 2013, the minimum level of Company EBITDA for achieving any bonus funding was $22.9 million. Our actual consolidated EBITDA was a loss of ($12.3) million, so the minimum funding level was not met, and no performance-based bonuses were awarded. Set forth in the following chart is a summary of the cash bonus guidelines and actual fiscal 2013 awards for each of our named executive officers.

Named Executive Officers	Target Percentage of Base Salary	Target Bonus Value	Actual Bonus Payout
John D. Goodman	100%	$800,000	$0
Steven H. Benrubi	50%	$227,500	$0
Lesli R. Gilbert	50%	$200,000	$0
Kimberly Bajrech	40%	$110,000	$0
Debra Shinn	40%	$110,000	$0
In light of leadership changes and business challenges in fiscal 2012, the Company implemented an Employee Retention Plan (the "Retention Plan"), approved by our Board of Directors effective August 19, 2012, for certain members of our senior leadership and certain other key team members to retain the talent critical to executing upon our strategy and enhancing shareholder value. The Retention Plan was designed to help provide stability and continuity for our Company during an important transition period. The Retention Plan provided for a cash payment to each of the eligible employees, payable August 19, 2013, provided the employee was still employed by us, subject to acceleration upon certain terminations following a change in control. Mses. Bajrech and Shinn were each provided a $75,000 cash award on August 19, 2013, under the Retention Plan. No other named executive officers were provided awards under the Retention Plan.
Long-Term Incentive Awards
Typically, upon commencement of our named executive officers’ employment, we grant our named executive officers equity awards under our 2005 Stock Incentive Plan (the “Plan”) in the form of stock options, restricted stock or units and/or performance shares or units. These equity awards vest ratably over specified periods and/or vest upon the attainment of certain market conditions, as the case may be. Our Compensation Committee believes that stock options, restricted stock or units and performance shares or units provide a motivating form of incentive compensation while serving to align the interests of our stockholders and management.
In granting stock options, restricted stock or units, and performance shares or units, our Compensation Committee takes into consideration the anticipated long-term contributions of an individual to our potential growth and success, as well as the value of stock options, restricted stock or units and/or performance shares or units granted to similarly situated executives at similar companies.
Our Compensation Committee evaluated the equity incentives to be provided to Mr. Goodman in relation to the overall compensation package to be provided to him and sought advice regarding Peer Group chief executive officer equity compensation arrangements from Mercer. Our Compensation Committee desired to have a compensation arrangement that provided appropriate equity incentives for demonstrating personal commitment to improving our financial performance and increasing our stock price, and that was also reasonable with regard to the equity incentives provided by companies within our Peer Group. The Committee also sought to have the majority of the regular, not one-time, equity compensation value be based upon achieving tangible performance hurdles for the business. As part of his agreement to join our Company as our Chief Executive Officer, Mr. Goodman made a personal investment in our Company's stock of $650,000. The Compensation Committee agreed to a one-time match of the value of Mr. Goodman’s personal investment following his actual share purchase, so the Committee granted him 218,192 restricted shares after he purchased his shares on February 15, 2013. These 218,192 matching restricted shares, vest in three equal tranches upon the first, second and third anniversaries of the grant date, provided that Mr. Goodman is employed by us on the respective vesting dates.
Wet Seal also provided Mr. Goodman with grants of time-vested restricted shares and performance-based stock units as part of his non one-time awards upon appointment as the Chief Executive Officer on January 7, 2013 (his "Appointment Date"). This granted included 174,355 restricted shares subject to time-based vesting, or approximately 40% of the target value of his non-matching equity award. In February 2013, the Compensation Committee agreed to provide Mr. Goodman with a target grant of 261,533 performance shares of our Class A common stock under the Plan, representing the target value of $720,000, upon the establishment of a performance goal by the Board of Directors, which was to align with the broader executive performance share plan design as it was defined in the first quarter of fiscal 2013. This grant was to occur no later than April 30, 2013. Subsequent to the commitment to grant the 261,533 shares, on April 8, 2013, the Compensation Committee of the Board of Directors established the 2013 long-term incentive plan which included minimum and target levels of fiscal 2013 total Company EBITDA, or Minimum EBITDA and Target EBITDA in order to qualify Mr. Goodman’s 261,533 performance shares for vesting. The performance shares were be deemed to be earned as follows, 130,767 shares (50%) if Minimum EBITDA was achieved and all 261,533 shares (100%) if Target EBITDA was achieved. If the Company's fiscal 2013 total Company EBITDA was between the Minimum EBITDA and Target EBITDA amounts, the number of performance shares earned by Mr. Goodman would have been determined by linear interpolation. The performance shares earned pursuant to the award would have been subject to time-based vesting in three equal installments, the first of which would have vested on the date the Compensation Committee determined the number of earned performance shares, and the other two on the second and third anniversaries of Mr. Goodman's employment commencement date, in each case subject to Mr. Goodman's continuing employment with our Company. The Minimum EBITDA level for fiscal 2013 was not achieved and the performance shares were forfeited. For a more detailed discussion of the terms of Mr. Goodman’s equity awards, see “Summary of Employment Agreements" and "Potential Payments Upon Termination or a Change of Control.”
As noted above, on April 8, 2013, the Compensation Committee approved the design of the 2013 performance stock unit plan, as well as the specific awards of performance stock units (“PSUs”) and restricted stock units (“RSUs”) under the Plan to Mr. Goodman, Mr. Benrubi, Ms. Bajrech and Ms. Shinn as noted in the table below. In each case, the amount set forth in the Dollar Amount column was divided by $3.025, the average closing trading price per share of the Company's Class A Common Stock over the thirty (30) calendar days ending on the day prior to the April 8, 2013 award date, to determine the number of PSUs or RSUs indicated in the adjacent “Aggregate Shares” column). With the adoption of the 2013 performance share plan design, the Committee approved the opportunity to earn more than the target number of shares for superior fiscal 2013 EBITDA performance. Since this feature that allowed more than a target number of shares to be earned was not included in the original performance share awards provided to Mr. Goodman in February 2013, Mr. Goodman’s grant below represents only the upside opportunity for above-target performance, which would require achieving EBITDA above the 100% goal level. For the other named executive officers, the PSU awards below represent the shares to be earned for achieving the targeted level of fiscal 2013 EBITDA performance. The actual number of shares earned could have ranged between 0% and 150% of target. On June 10, 2013, the Compensation Committee also approved awards of PSUs and RSUs under the Plan to Ms. Gilbert (in each case, the amount set forth in the Dollar Amount column was divided by $5.06, the closing trading price per share of the Company's Class A Common Stock on June 10, 2013, Ms. Gilbert's employment commencement date, to determine the number of PSUs or RSUs indicated in the adjacent “Aggregate Shares” column).
The PSUs (if any) earned by the applicable officer were to vest in three equal annual installments beginning on the first anniversary of the award date, subject to the officer’s continuous employment or service through the applicable vesting date. Similar to the annual cash bonus, the threshold level of EBITDA was not achieved in fiscal 2013, so all of the PSUs granted to the named executives were forfeited due to the performance metric not being obtained.

	RSUs		PSUs
Name	Shares	Dollar Amount	Shares	Dollar Amount	Total Value
John D. Goodman	—	—	119,008	$360,000	$360,000
Steven H. Benrubi	39,669	$120,000	26,446	$80,000	$200,000
Lesli R. Gilbert	17,787	$90,000	11,858	$60,000	$150,000
Kimberly Bajrech	19,835	$60,000	13,223	$40,000	$100,000
Debbie Shinn	19,835	$60,000	13,223	$40,000	$100,000

The RSUs awarded to Mr. Benrubi, Ms. Gilbert, Ms. Bajrech and Ms. Shinn enable each of them to receive one share of our Company's Class A common stock for each RSU that becomes vested. The RSUs will vest in three equal annual installments beginning on the first anniversary of the award date, subject to the officer’s continuous employment or service through the applicable vesting date.  If the officer’s employment or service terminates before the last vesting date, he or she will forfeit and have no further right or interest with respect to any unvested RSUs. In general, vesting will accelerate if there is a change in control (as defined in the Plan) and the RSU awards are not assumed by the other party to the transaction. Vesting may also accelerate if the awards are assumed and the officer’s employment is involuntarily terminated (as described in the award agreement) in connection with the change in control. If dividends are paid by our Company with respect to outstanding Shares, dividend equivalents will be credited to the officers with respect to the RSUs and will become vested if, as and when the corresponding RSUs become vested. It is contemplated that vested RSUs and dividend equivalents will settled in the form of Shares, with certain exceptions relating to fractional shares and settlement of vested RSUs in connection with a change in control.
Perquisites and Personal Benefits
Our named executive officers also participate in life insurance, health, disability and major medical insurance plans, and such other employee benefit plans and programs and perquisites as we may from time to time maintain for the benefit of our employees. In addition, our named executive officers are eligible to participate in an executive care plan designed to supplement our Company’s major medical plan by reimbursing executives and eligible dependents for healthcare expenses not covered by the underlying medical plan. Eligible expenses must be medically necessary to diagnose or treat an illness or injury. Under the 401(k) Plan, we provide matching contributions to employees based on such employee’s annual eligible compensation.
We determine perquisites on a case-by-case basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the executive officer. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executive’s compensation package. In fiscal 2013, Mr. Goodman was provided with a moving expense allowance in connection with his commencement of employment with our Company. Ms. Gilbert was provided with a relocation allowance (a portion of which is subject to pro-rata reimbursement by Ms. Gilbert if she were to leave our Company within the first year of her employment), and temporary housing in connection with her commencement of employment with our Company. For a more detailed discussion of the perquisites and personal benefits provided to our named executive officers, see the “Summary Compensation Table" and "Summary of Employment Agreements.” While we currently intend to maintain our current benefits and perquisites for our named executive officers, our Compensation Committee may revise, amend or add to these benefit programs at its discretion.
Limitations on Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to certain executive officers. Our Compensation Committee believes that it is generally in our best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, our Compensation Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, our Compensation Committee also believes there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).
Employment Agreements; Severance and Change of Control
We have entered into a written employment agreement with Mr. Goodman. No other named executives are a party to an employment agreement. In addition, on April 8, 2013, the Company’s Board of Directors adopted The Wet Seal, Inc. Severance and Change in Control Plan (the “Severance and Change in Control Plan”), in which the Company’s named executive officers, among other executives, may participate. The employment agreement and Severance and Change in Control Plan provide for the payment of additional and future compensation to such executive officers in the event of certain types of terminations and in the event of a change of control of our Company. Our Severance and Change in Control Plan and equity award agreements require a qualifying termination of employment in addition to a change of control in our Company before change of control benefits or accelerated equity vesting are triggered.  We believe that severance protections play a valuable role in attracting and retaining key talent. Accordingly, we provide such protections for our named executive officers. We also believe that the occurrence, or potential occurrence, of a change of control transaction can create uncertainty and distraction for our named executive officers, and in particular our Chief Executive Officer. To encourage Mr. Goodman to remain employed with us during such an important time, his employment agreement provides for enhanced severance in the event of certain terminations following a change of control. In addition, certain of our named executive officers would be entitled to accelerated vesting of their outstanding equity awards upon a change of control. For a detailed description of these agreements and the potential amounts that we may be obligated to pay and/or the terms upon which unvested incentive equity is accelerated, see “Summary of Employment Agreements" and "Potential Payments Upon Termination or a Change of Control.".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended February 1, 2014, no member of our Compensation Committee (i) was an officer or employee of the Company or any of our subsidiaries; (ii) except as disclosed below, was formerly an officer of the Company or any of our subsidiaries, or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions (Item 404 of Regulation S-K). Additionally, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that had one or more executive officers serving as members of our Board of Directors or Compensation Committee during the fiscal year ended February 1, 2014.

Ms. Kathy Bronstein served as a member of our Compensation Committee during fiscal 2013 and until her resignation from such committee on March 14, 2014. From 1992 to 2003, Ms. Kathy Bronstein served as the Chief Executive Officer and Vice Chairperson of the Company, and from 1985 to 1992, Ms. Bronstein served as an Executive Vice President of the Company. Ms. Bronstein did not receive any payments from the Company during fiscal 2013 other than for her services as a director.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the 2013 Annual Report.
The Compensation Committee
Adam L. Rothstein (Chairman)
Lynda J. Davey
Nancy Lublin
John S. Mills (Former Committee member)
Deena Varshavskaya
The foregoing Report of our Compensation Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filing by our Company with the SEC, except to the extent specifically incorporated by reference.

RISK ASSESSMENT AND COMPENSATION PRACTICES
Our management assessed and discussed with our Compensation Committee and Board of Directors the Company’s compensation policies and practices for our employees as they relate to our risk management. Based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe that our internal controls help mitigate this risk. Also, our performance-based cash bonuses are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A significant portion of the compensation provided to our employees is in the form of long-term equity-based incentives that are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price. In addition, we generally stagger grants of equity-based awards and subject them to long-term vesting schedules to help ensure that employees have significant value tied to the long-term performance of our Class A common stock.

COMPENSATION AND AWARD TABLES
The information contained in the following tables describes compensation provided to our named executive officers for fiscal years 2013, 2012, and 2011.
Summary Compensation Table

Name and Principal Position	Year (1)	Salary ($)		Bonus ($)		Share Awards ($) (2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
John D. Goodman,	2013	$800,000		—		$1,783,718	(7)	—	—	$65,050	$2,648,768
Chief Executive Officer	2012	$61,538	(4)	—		$527,260	(8)	—	—	$33,393	$622,191

Steven H. Benrubi,	2013	$449,858		$50,000	(5)	$245,038	(7)	—	—	$18,305	$763,201
Executive Vice President	2012	$416,719		—		—		—	—	$15,498	$432,217
and Chief Financial Officer	2011	$388,630		$50,000		—		—	—	$13,543	$452,173

Lesli R. Gilbert,	2013	$261,538	(4)	—		$150,004	(7)	—	—	$102,880	$514,422
Executive Vice President,
Stores and Operations

Kimberly Bajrech,	2013	$270,232	(4)	$75,000	(6)	$97,521	(7)	—	—	$14,200	$456,953
Senior Vice President,
General Merchandise
Manager, Wet Seal
Division

Debra Shinn,	2013	$270,232	(4)	$75,000	(6)	$97,521	(7)	—	—	$12,075	$454,828
Senior Vice President,
General Merchandise
Manager, Wet Seal
Division
_____________________

(1)	Fiscal 2012 included 53 weeks versus 52 weeks in each of fiscal 2013 and 2011.

(2)
Amounts reflect the grant date fair value of the awards granted determined in accordance with applicable accounting standards for restricted stock and units and performance share and units awards. Assumptions used in the calculation of these amounts are included in Note 2 of the Notes to Consolidated Financial Statements in our Company’s Annual Reports on Form 10-K filed with the SEC on March 27, 2014, March 28, 2013, and March 26, 2012.

(3)
For fiscal 2013, this column includes the following for each of the named executive officers: for Mr. Goodman this column includes $60,000 of travel/temporary housing allowance (representing six months of seven months provided under Mr. Goodman's employment agreement) and the value of supplemental health care benefits provided by our Company of $5,050; for Mr. Benrubi, this column includes our Company’s matching contribution to his 401(k) Retirement Plan of $9,820 and the value of supplemental health care benefits provided by our Company of $8,485; for Ms. Gilbert, this column includes $97,655 of moving expense reimbursement, our Company’s matching contribution to her 401(k) Retirement Plan of $4,808 and the value of supplemental health care benefits provided by our Company of $417; for Ms. Bajrech, this column includes our Company’s matching contribution to her 401(k) Retirement Plan of $10,416 and the value of supplemental health care benefits provided by our Company of $3,784; and for Ms. Shinn, this column includes our Company’s matching contribution to her 401(k) Retirement Plan of $6,580 and the value of supplemental health care benefits provided by our Company of $5,495.

(4)
Mr. Goodman was hired on January 7, 2013 as our Chief Executive Officer; this amount represents Mr. Goodman's base salary for the portion of fiscal 2012 during which he was employed by us. Ms. Gilbert was hired on June 10, 2013 as our Executive Vice President, Stores and Operations; this amount represents Ms. Gilbert’s base salary for the portion of fiscal 2013 during which she was employed by us. Ms. Bajrech was promoted to Senior Vice President/General Merchandise Manager, Wet Seal division on March 19, 2013. Ms. Shinn was promoted to Senior Vice President/General Merchandise Manager, Wet Seal division on March 19, 2013.

(5)
On March 19, 2013, in recognition of Mr. Benrubi's services as the Company's Co-Principal Executive Officer from July 2012 through December 2012, the Board of Directors awarded Mr. Benrubi a bonus consisting of $50,000 in cash and a grant of restricted shares of the Company's Class A common stock with a value of $50,000 (16,567 shares determined by dividing $50,000 by the average closing trading price per share of the Company's Class A Common Stock over the thirty (30) calendar days ending on the day prior to the March 19, 2013 grant date).

(6)	Ms. Bajrech and Ms. Shinn received bonuses in fiscal 2013 pursuant to the Retention Plan more fully described under “Annual Cash Bonuses” in “Compensation Discussion and Analysis.”

(7)
Includes for Mr. Goodman $771,522 of performance share awards that were forfeited due to the performance metric not being obtained. Includes the following amounts of performance share units that were forfeited due to the performance metric not being obtained: Mr. Goodman $351,074, Mr. Benrubi $78,016, Ms. Gilbert $60,000, Ms. Bajrech $39,008, and Ms. Shinn $39,008.

(8)	Includes $47,260 for an award of restricted shares granted to Mr. Goodman for his services as a non-employee director prior to his appointment as our Chief Executive Officer.

Grants of Plan Based Awards for Fiscal 2013
The following table summarizes the grants made to each of our named executive officers during fiscal 2013 under our Incentive Plans, annual bonus plan or additional equity arrangements.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Share Awards: Number of Shares or Units (#)		Grant Date Fair Value of Share and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)
John D. Goodman	—	$400,000	$800,000	$1,600,000	—		—
	2/15/2013	—	—	—	218,192	(2)	$661,122
	4/8/2013	—	—	—	261,533	(3)	$771,522
	4/8/2013	—	—	—	119,008	(3)	$351,074

Steven H. Benrubi	—	$113,750	$227,500	$455,000	—		—
	3/19/2013	—	—	—	16,567	(2)	$49,999
	4/8/2013	—	—	—	39,669	(2)	$117,024
	4/8/2013	—	—	—	26,446	(3)	$78,016

Lesli R. Gilbert	—	$100,000	$200,000	$400,000	—		—
	6/10/2013	—	—	—	17,787	(2)	$90,002
	6/10/2013	—	—	—	11,858	(3)	$60,001

Kimberly Bajrech	—	$55,000	$110,000	$220,000	—		—
	4/8/2013	—	—	—	19,835	(2)	$58,513
	4/8/2013	—	—	—	13,223	(3)	$39,008

Debra Shinn	—	$55,000	$110,000	$220,000	—		—
	4/8/2013	—	—	—	19,835	(2)	$58,513
	4/8/2013	—	—	—	13,223	(3)	$39,008
______________________

(1)
Threshold represents a bonus payout achievement level of 50%, Target represents a bonus payout achievement level of 100%, and Maximum represents a bonus payout achievement level of 200% of estimated non-equity incentive plan compensation pursuant to the annual cash bonuses described above.

(2)
Reflects the number of restricted stock awards for Mr. Goodman and restricted stock units for Mr. Benrubi, Ms. Gilbert, Ms. Bajrech and Ms. Shinn granted in fiscal 2013 under the Plan. The restricted stock awards and restricted stock units vest in three equal annual installments, commencing one year after the date of grant.

(3)
Reflects the number of performance share awards and performance share units for Mr. Goodman and performance share units for Mr. Benrubi, Ms. Gilbert, Ms. Bajrech and Ms. Shinn granted in fiscal 2013 under the [Plan]. The performance share awards and performance share units are subject to a performance metric in the year granted and vest in three equal annual installments, commencing one year after the date of grant. The performance share awards and performance share units granted in fiscal 2013 were forfeited due to the performance metric not being obtained.

(4)
Represents the fair value of share awards as of the grant date pursuant to applicable accounting standards. Assumptions used in the calculation of these amounts are included in Note 2 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K filed with the SEC on March 27, 2014.

Outstanding Equity Awards at 2013 Fiscal Year-End
The following table includes certain information with respect to the value of all outstanding equity awards held by each named executive officer as of the end of fiscal 2013 under our incentive plans.

Name	Option Awards					Share Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Shares or Units Grant Date	Number of Shares or Units That Have not Vested (#)		Market Value of Shares or Units That Have Not Vested ($) (3)
John D. Goodman	—	—	—	—	—	1/8/2013	116,237	(2)	$277,806
	—	—	—	—	—	2/15/2013	218,192	(2)	$521,479
	—	—	—	—	—	4/8/2013	261,533	(4)	$625,064
	—	—	—	—	—	4/8/2013	119,008	(5)	$284,429
Steven H. Benrubi	9/21/2007	60,000	—	$4.26	9/21/2017	—	—		—
	8/3/2010	60,000	—	$3.44	8/3/2020	—	—		—
	—	—	—	—	—	3/19/2013	16,567	(2)	$39,595
	—	—	—	—	—	4/8/2013	39,669	(6)	$94,809
	—	—	—	—	—	4/8/2013	26,446	(5)	$63,206
Lesli R. Gilbert	—	—	—	—	—	6/10/2013	17,787	(6)	$42,511
	—	—	—	—	—	6/10/2013	11,858	(5)	$28,341
Kimberly Bajrech	7/20/2009	20,000	—	$2.93	7/20/2014	—	—		—
	8/19/2010	9,000	—	$2.99	8/19/2015	—	—		—
	8/17/2011	16,666	8,334	$4.15	8/17/2016	—	—		—
	—	—	—	—	—	8/19/2012	5,000	(7)	$11,950
	—	—	—	—	—	4/8/2013	19,835	(6)	$47,406
	—	—	—	—	—	4/8/2013	13,223	(5)	$31,603
Debra Shinn	7/27/2009	20,000	—	$3.16	7/27/2014	—	—		—
	8/19/2010	9,000	—	$2.99	8/19/2015	—	—		—
	8/17/2011	16,666	8,334	$4.15	8/17/2016	—	—		—
	—	—	—	—	—	8/19/2012	5,000	(7)	$11,950
	—	—	—	—	—	4/8/2013	19,835	(6)	$47,406
	—	—	—	—	—	4/8/2013	13,223	(5)	$31,603
_______________________

(1)	Options vest and become exercisable ratably in three equal annual installments upon the first, second and third anniversaries of the date of grant.

(2)	Comprised of restricted stock awards that vest in three equal annual installments upon the first, second and third anniversaries of the date of grant.

(3)	Calculated as the number of shares of unvested share awards multiplied by the closing price of our Company’s Class A common stock as of January 31, 2014, the last trading day of fiscal 2013, or $2.39.

(4)
Comprised of performance share awards that were subject to a performance metric in the year granted and were to vest in three equal annual installments, commencing one year after the date of grant. Subsequent to January 31, 2013, the performance shares granted in fiscal 2013 were forfeited due to the performance metric not being obtained.

(5)
Comprised of performance share units that were subject to a performance metric in the year granted and were to vest in three equal annual installments, commencing one year after the date of grant. Subsequent to January 31, 2013, the performance share units granted in fiscal 2013 were forfeited due to the performance metric not being obtained.

(6)	Comprised of restricted stock units that vest in three equal annual installments upon the first, second and third anniversaries of the date of grant.

(7)	Comprised of restricted stock awards that vest in two equal annual installments upon the first and second anniversaries of the date of grant.

Option Exercises and Shares Vested in Fiscal 2013
The following table includes certain information with respect to option exercises and restricted stock awards that vested for our named executive officers in fiscal 2013.

Name	Share Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
John D. Goodman	58,118	$158,081
Steven H. Benrubi	30,000	$131,100
Kimberly Bajrech	7,400	$28,564
Debra Shinn	7,400	$28,564
_____________________________

(1)	Calculated by multiplying the number of shares that vested by the closing price of our Class A common stock on the vesting date.
Non-Qualified Deferred Compensation and Pension Arrangement
We do not maintain non-qualified deferred compensation arrangements or pension arrangements for our named executive officers.
SUMMARY OF EMPLOYMENT AGREEMENTS
A. Named Executive Officers Employed with the Company as of the Date of this Proxy Statement
John D. Goodman, our Chief Executive Officer
On January 7, 2013, or the Goodman Effective Date, we entered into an Employment Agreement with John D. Goodman, or the Goodman Agreement, setting forth the terms of his employment with us as our Chief Executive Officer. The Goodman Agreement will terminate on January 30, 2016. In addition to the below benefits, the Goodman Agreement provides Mr. Goodman with potential severance/change of control benefits in the event of certain terminations of his employment, as discussed in more detail in “Potential Payments Upon Termination or a Change of Control.”
Cash Compensation/Benefits
Under the Goodman Agreement, Mr. Goodman is entitled to:

•	a base salary of $800,000 (which is subject to annual review by our Compensation Committee);

•
an annual performance bonus (paid in accordance with our bonus plan, which is administered under the Plan), with a target cash award of 100% of Mr. Goodman's base salary and a maximum cash award of 200% of his base salary;

•	participate in such employee benefit plans and insurance programs offered to our employees and executive officers; and

•	travel and temporary housing allowance of $10,000 per month for up to seven (7) months.

Equity Incentive Arrangement
On January 8, 2013, Mr. Goodman received a grant of 174,355 restricted shares of our Company’s Class A common stock, issued under the terms of the Plan, and which vest in three equal tranches upon the first, second and third anniversaries of the Goodman Effective Date, provided that Mr. Goodman is employed by us on the respective vesting dates. Mr. Goodman was also provided a commitment to be granted additional restricted shares for each share of our Class A common stock that Mr. Goodman purchased within 90 days following the Goodman Effective Date, up to an aggregate maximum purchase price of $650,000. On February 15, 2013, Mr. Goodman completed purchase of an aggregate of 218,192 shares of our Class A common stock, representing the aggregate maximum purchase price of $650,000, and our Company granted him 218,192 additional restricted shares in accordance with the Goodman Agreement. The 218,192 restricted shares, granted on February 15, 2013, vest in three equal tranches upon the first, second and third anniversaries of the grant date, provided that Mr. Goodman is employed by us on the respective vesting dates.
On the Goodman Effective Date, Mr. Goodman also received a commitment to be granted 261,533 performance shares of our Class A common stock under the Plan, representing the target value of $720,000, upon the establishment of a performance goal by the Board of Directors, which was to occur no later than April 30, 2013. On April 8, 2013, the Compensation Committee

of the Board of Directors established the performance goals, in terms of minimum and target levels of fiscal 2013 total Company EBITDA, or Minimum EBITDA and Target EBITDA, and granted 261,533 performance shares of our Class A common stock to Mr. Goodman. The performance shares were to be deemed to be earned as follows, 130,767 shares (50%) if Minimum EBITDA was achieved and all 261,533 shares (100%) if Target EBITDA was achieved. If the Company's fiscal 2013 total Company EBITDA was between the Minimum EBITDA and Target EBITDA amounts, the number of performance shares earned by Mr. Goodman was to be determined by linear interpolation. The performance shares earned pursuant to the award were to be subject to time-based vesting in three equal installments, one on the date the Compensation Committee determined the number of earned performance shares, and the other two on the second and third anniversaries of Mr. Goodman's commencement date, in each case subject to Mr. Goodman's continuing employment with the Company. The Minimum EBITDA level for fiscal 2013 was not achieved and the performance shares were forfeited.
The Minimum, Target and Stretch EBITDA performance goals for both performance-based awards were set considering the significant under performance of the Company in fiscal 2012 and the importance of returning the Company to the strong levels of EBITDA performance in past years.
The restricted shares, performance shares and the performance share units granted to Mr. Goodman are subject to the terms and conditions of the Plan and the related award agreements.
Steven H. Benrubi, our Executive Vice President and Chief Financial Officer
On August 3, 2010, or the Benrubi Effective Date , we renewed Mr. Benrubi's previous employment agreement, which had been amended and restated as of February 11, 2008, or the Benrubi Agreement, setting forth the terms of Mr. Benrubi's employment with us as our Executive Vice President and Chief Financial Officer. Effective April 8, 2013, our Company entered into an Employment Agreement Termination Agreement with Mr. Benrubi, which terminated the Benrubi Agreement, and Mr. Benrubi began participating in our Company's Severance and Change in Control Plan, which is described under “Potential Payments Upon Termination or a Change of Control.” Mr. Benrubi continues to be employed as our Company's Executive Vice President and Chief Financial Officer.
In addition to the below benefits under the former Benrubi Agreement, Mr. Benrubi would have been provided with potential severance benefits in the event of certain terminations of his employment, as discussed in more detail in “Potential Payments Upon Termination or a Change of Control.”
Cash Compensation/Benefits
Under the former Benrubi Agreement, as renewed, Mr. Benrubi was entitled to and continues to be provided:

•
a base salary of $375,000 (which was subject to annual review by our Compensation Committee; during fiscal 2012 Mr. Benrubi was provided a 5.1% merit increase, which increased his base salary to $411,875);

•
an annual performance bonus (paid in accordance with our bonus plan, which is administered under the Plan), with a target cash award of 50% of Mr. Benrubi’s base salary and a maximum cash award of 100% of his base salary. Mr. Benrubi was also provided a retention bonus attainable as follows: $25,000 upon the Benrubi Effective Date and $50,000 on the first anniversary date of the Benrubi Effective Date, provided that Mr. Benrubi was still employed by our Company upon such date. Both payments had been paid as of February 1, 2014; and

•	participate in such employee benefit plans and insurance programs offered to our employees and executive officers.
Equity Incentive Arrangement
Upon renewal of the former Benrubi Agreement, Mr. Benrubi was granted an option to acquire up to 90,000 shares of our Class A common stock on the Benrubi Effective Date. The options were priced at the greater of (x) the closing price of our Class A common stock on the Benrubi Effective Date and (y) the volume weighted average 30 day share price of the Class A common stock ending on and including the Benrubi Effective Date. The exercise price per share is $3.44. The options vested in three equal tranches upon the first, second and third anniversaries of the Benrubi Effective Date. In addition, on the Benrubi Effective Date, Mr. Benrubi was granted 90,000 restricted shares of our Company’s Class A common stock. The restricted shares vest in three equal tranches upon the first, second and third anniversaries of the Benrubi Effective Date.
The options and restricted stock granted to Mr. Benrubi are subject to the terms and conditions of the Plan and the related award agreements.

POTENTIAL PAYMENTS UPON
TERMINATION OR A CHANGE OF CONTROL
On April 8, 2013, the Board of Directors adopted The Wet Seal, Inc. Severance and Change in Control Plan (the “Severance and Change in Control Plan”). The purpose of the Severance and Change in Control Plan is to encourage and motivate executives to devote their full attention to the performance of their duties without distraction or concern regarding involuntary termination of their employment or a change in control. The Severance and Change in Control Plan covers executives holding the title of Senior Vice President or higher who are designated by the Board of Directors. On April 8, 2013, the following senior executives were designated participants in the Severance and Change in Control Plan: Steven H. Benrubi, Executive Vice President and Chief Financial Officer; Kimberly Bajrech, Senior Vice President, General Merchandise Manager, Wet Seal Division and Debra Shinn, Senior Vice President, General Merchandise Manager, Wet Seal Division. On June 10, 2013, Lesli R. Gilbert, Executive Vice President, Stores and Operations, was designated a participant in the Severance and Change in Control Plan.
The Severance and Change in Control Plan provides participants with certain severance and other benefits in the event of a covered termination of a participant’s employment, which includes a termination by the Company without “Cause” or by the participant for “Good Reason” (each as defined in the Severance and Change in Control Plan).
In general, if a covered termination occurs, then, in addition to any previously earned and unpaid compensation to which a participant is entitled, the participant will be eligible to receive (i) salary continuation for 6 to12 months depending on the participant’s position with our Company (6 months in the case of a Senior Vice President and 12 months in the case of an Executive Vice President), and (ii) up to 12 months of Company-paid group health plan coverage.
If the covered termination occurs in connection with a Change in Control (as defined in the Severance and Change in Control Plan), then, in lieu of salary continuation severance described in clause (i) of the preceding paragraph, the participant will be eligible to receive a single sum cash payment equal to the product of (1) the applicable percentage (which is 50% in the case of a Senior Vice President, and 100% in the case of an Executive Vice President) multiplied by (2) the sum of (a) the participant’s annual base salary rate plus (b) the participant’s target bonus for the fiscal year in which the covered termination occurs. Additionally, the terminated participant will be eligible for accelerated vesting of equity-based compensation awards as part of the Change in Control transaction. For the purposes of the Severance and Change in Control Plan, a covered termination is deemed to be in connection with a Change in Control if it occurs either before the Change in Control at the direction or request of the other party to the Change in Control transaction, or within one year after the Change in Control. Outstanding unvested equity compensation awards that are not assumed or converted as part of the Change in Control transaction will become fully vested immediately before the transaction.
In order for a participant to receive the severance and other benefits described above, the participant must timely provide our Company a release of claims.
The Severance and Change in Control Plan has an initial term of three years. On each anniversary of the effective date the term will automatically renew for an additional year unless, prior to such anniversary date, the Board of Directors shall have adopted a resolution not to extend the term. The Board of Directors may amend the Severance and Change in Control Plan, provided that participant consent is required if the participant may be adversely affected by the amendment. The Severance and Change in Control Plan does not apply to or affect any equity-based compensation awards granted prior to the effective date of the Severance and Change in Control Plan.

The following section discusses potential termination and change of control payment amounts assuming a hypothetical triggering event had occurred as of February 1, 2014.
JOHN D. GOODMAN
Termination Payments/Rights
Upon Mr. Goodman's appointment as our Chief Executive Officer, our Company entered into a change of control and severance agreement with Mr. Goodman, or the Goodman Severance Agreement, setting forth the benefits that Mr. Goodman would receive upon a change of control or certain termination events. Mr. Goodman’s employment may be terminated by us or by Mr. Goodman at any time, subject to the terms and conditions of the Goodman Severance Agreement. The respective rights and obligations of Mr. Goodman and us depend upon the party that initiates the termination and the reasons for the termination.

In the event of termination of his employment without “cause” or his resignation for “good reason” (as such terms are defined in the Goodman Severance Agreement), Mr. Goodman will be entitled to receive (contingent on Mr. Goodman timely signing a release and not revoking the release):

(a)
Mr. Goodman's then current base salary, multiplied by two (2), which payment will be made in a single cash lump sum payment, net of applicable withholding taxes, subject to compliance with Section 409A of the Internal Revenue Code, as amended, or Section 409A;

(b)	payment by our Company of the cost of Mr. Goodman's coverage under COBRA for up two (2) years, subject to mitigation and to the extent that Mr. Goodman elects such coverage;

(c)	vesting unvested equity awards, including, without limitation, each stock option and restricted stock award that are scheduled to vest within one-year of the termination date;

(d)
vesting of any outstanding and unvested performance-based equity awards, including, without limitation, any performance-based stock options and performance stock awards whereby the performance goals were achieved prior to the termination date and pro-rata vesting of all other remaining unvested performance-based equity awards for which at least 50% of the applicable performance measurement period has lapsed and the respective performance goals, adjusted to reflect pro-rata goals through the fiscal quarter end nearest to the termination date, for such measurement period were achieved prior to the termination date; and

(e)
pro-rata vesting of Mr. Goodman's target bonus if at least 50% of the applicable performance measurement period has lapsed and the respective performance goals, adjusted to reflect pro-rata goals through the fiscal quarter end nearest to the termination date, for such measurement period were achieved prior to the termination date.

In the event that Mr. Goodman's employment is terminated as a result of his “disability” (as such term is defined in the Goodman Agreement) or his death, Mr. Goodman will receive his target bonus, based upon achievement of the applicable performance goals, for the fiscal year in which the date of termination occurs, which shall be pro-rated for the number of days Mr. Goodman was employed by our Company in the termination fiscal year.

In the event of a termination of Mr. Goodman’s employment for “cause” or his resignation without “good reason”, Mr. Goodman will receive (a) accrued but unpaid base salary, (b) payment for unreimbursed expenses, and (c) accrued but unpaid employee benefits through the employment termination date. Nevertheless, if our Board of Directors has the reasonable belief that Mr. Goodman has committed any of the acts that constitute the basis for a “cause” termination, Mr. Goodman may be suspended without pay until an investigation is concluded.

In the event Mr. Goodman terminates his employment at the end of his employment term, as specified in the Goodman Agreement, following the Company's provision to Mr. Goodman of Notice of Non-Renewal, then Mr. Goodman is entitled to receive:

(a)	vesting of the unvested restricted shares and option shares that are scheduled to vest within one-year of the termination date; and

(b)
vesting of the unvested performance shares whereby the performance goals were achieved prior to the termination date and pro-rata vesting of all other remaining unvested performance shares for which at least 50% of the applicable performance measurement period has lapsed and the respective performance goals, adjusted to reflect pro-rata goals through the fiscal quarter end nearest to the termination date, for such measurement period were achieved prior to the termination date.

Change of Control Payments
If we experience a “change of control” (as such term is defined in the Goodman Agreement) during the term of Mr. Goodman’s employment with us, and Mr. Goodman's employment with us is terminated by our Company without cause or by Mr. Goodman for good reason, either in contemplation of the change of control or within the 12 month period following the change of control, Mr. Goodman will be entitled to receive (contingent on Mr. Goodman timely signing a Release and not revoking the Release):

(a)
a payment equal to the sum of (i) Mr. Goodman's then current base salary multiplied by two (2) and (ii) Mr. Goodman's target bonus for the fiscal year in which the termination occurs multiplied by two (2). This payment will be made in a single cash lump sum, less applicable withholding taxes, subject to compliance with Section 409A;

(b)	payment by our Company of the cost of Mr. Goodman's coverage under COBRA for up to two (2) years, subject to mitigation and to the extent that Mr. Goodman elects such coverage;

(c)	vesting of all outstanding and unvested restricted shares, stock options, performance shares and performance share units held by Mr. Goodman on his termination date; and

(d)
pro-rata vesting of Mr. Goodman's target bonus if at least 50% of the applicable performance measurement period has lapsed and the respective performance goals, adjusted to reflect pro-rata goals through the fiscal quarter end nearest to the termination date, for such measurement period were achieved prior to the termination date.

In the event Mr. Goodman's employment is terminated as a result of a contemplation of a change of control and a change of control does not occur, Mr. Goodman would be entitled to receive the same benefits as those provided for termination of his employment without “cause” or his resignation for “good reason,” outlined above.
The following table quantifies the severance and accelerated vesting Mr. Goodman would receive if a triggering event occurred on February 1, 2014.

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)	Total
Termination Without Cause or with Good Reason	$1,634,618	$312,727	$1,947,345
Death or Disability	—	—	—
With Cause or Without Good Reason	—	—	—
Termination Without Cause or with Good Reason Following a Change of Control	$1,634,618	$799,285	$2,433,903
Termination in Contemplation of a Change of Control without a Change of Control Occurring	$1,634,618	$312,727	$1,947,345
________________________

(1)	Constitutes two (2) times his 2013 base salary of $800,000, $34,618 (two years' COBRA coverage at fiscal 2013 rates), and no bonus amount since the fiscal 2013 performance metric was not obtained.

(2)
For purposes of a termination without “cause” or with “good reason” and in contemplation of a change of control that does not occur, the value of accelerated equity with respect to the restricted shares is calculated as the product of (a) the sum of 130,848 unvested restricted shares scheduled to vest within one year of the termination date and (b) $2.39, which was our Company’s closing Class A common stock price on January 31, 2014, the last trading day of fiscal 2013. For purposes of a termination without “cause” or with “good reason” within 12 months following a “change of control,” the value of accelerated equity with respect to the restricted shares is calculated as the product of (a) all remaining unvested restricted shares under all grants of 334,429 shares and (b) $2.39, which was our Company’s closing Class A common stock price on January 31, 2014, the last trading day of fiscal 2013. As the performance metric for performance shares and performance share units granted in fiscal 2013 was not obtained, there would be no accelerated equity value with respect to performance shares in any termination events that provide for accelerated vesting.

STEVEN H. BENRUBI
Termination Payments/Rights
Mr. Benrubi is a participant in the Severance and Change in Control Plan described above. The following table quantifies the severance and accelerated vesting Mr. Benrubi would receive if a triggering event occurred on February 1, 2014.

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)	Total
Termination Without Cause or with Good Reason	$472,297	—	$472,297
Death or Disability	—	—	—
With Cause or Without Good Reason	—	—	—
Change of Control	$472,297	$134,404	$606,701
______________________

(1)
Pursuant to the Company's Severance and Change in Control Plan, as of February 1, 2014, upon his termination without “cause” or with “good reason” or due to a “change in control” Mr. Benrubi would have been entitled to receive severance payments totaling his base salary of $455,000, plus $17,297 (one year of COBRA coverage at fiscal 2013 rates) and no bonus amount since the fiscal 2013 performance metric was not obtained.

(2)
The value of accelerated equity with respect to previously granted stock options is $0 as the stock options were not “in the money” due to their exercise price per share being in excess of our $2.39 closing Class A common stock price on January 31, 2014, the last trading day of fiscal 2013. For purposes of a termination without “cause” or with “good reason” and if employment is terminated in a Covered Termination within one year after the date of the Change in Control, then the unvested portion of the award, if any, will thereupon become fully vested, the value of accelerated equity with respect to restricted stock is calculated as the product of (a) 56,236 shares of restricted stock units and restricted stock awards that have not vested as of February 1, 2014 and (b) $2.39, which was our Company’s closing Class A common stock price on January 31, 2014, the last trading day of fiscal 2014.

LESLI R. GILBERT
Termination Payments/Rights
Ms. Gilbert is a participant in the Severance and Change in Control Plan described above. The following table quantifies the severance and accelerated vesting Ms. Gilbert would receive if a triggering event occurred on February 1, 2014.

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)	Total
Termination Without Cause or with Good Reason	$412,480	—	$412,480
Death or Disability	—	—	—
With Cause or Without Good Reason	—	—	—
Change of Control	$412,480	$42,511	$454,991
_____________________

(1)
Pursuant to our Company's Severance and Change in Control Plan, as of February 1, 2014, upon her termination without “cause” or with “good reason” or due to a “change in control” Ms. Gilbert would have been entitled to receive severance payments totaling her base salary of $400,000, plus $12,480 (one year of COBRA coverage at fiscal 2013 rates) and no bonus amount since the fiscal 2013 performance metric was not obtained.

(2)
For purposes of a termination without “cause” or with “good reason” and if employment is terminated in a Covered Termination within one year after the date of the Change in Control, the value of accelerated equity with respect to restricted stock is calculated as the product of (a) 17,787 shares of restricted stock units that have not vested as of February 1, 2014 and (b) $2.39, which was our Company’s closing Class A common stock price on January 31, 2014, the last trading day of fiscal 2014.

KIMBERLY BAJRECH
Termination Payments/Rights
Ms. Bajrech is a participant in the Severance and Change in Control Plan described above. The following table quantifies the severance and accelerated vesting Ms. Bajrech would receive if a triggering event occurred on February 1, 2014.

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)	Total
Termination Without Cause or with Good Reason	$287,480	—	$287,480
Death or Disability	—	—	—
With Cause or Without Good Reason	—	—	—
Change of Control	$287,480	$59,356	$346,836
_____________________

(1)
Pursuant to our Company's Severance and Change in Control Plan, as of February 1, 2014, upon her termination without “cause” or with “good reason” or due to a “change in control” Ms. Bajrech would have been entitled to receive severance payments totaling her base salary of $275,000, plus $12,480 (one year of COBRA coverage at fiscal 2013 rates) and no bonus amount since the fiscal 2013 performance metric was not obtained.

(2)
The value of accelerated equity with respect to previously granted stock options is $0 as the stock options were not “in the money” due to their exercise price per share being in excess of our $2.39 closing Class A common stock price on January 31, 2014, the last trading day of fiscal 2013. For purposes of a termination without “cause” or with “good reason” and if employment is terminated in a Covered Termination within one year after the date of the Change in Control, the value of accelerated equity with respect to restricted stock is calculated as the product of (a) 24,835 shares of restricted stock units and restricted stock awards that have not vested as of February 1, 2014 and (b) $2.39, which was our Company’s closing Class A common stock price on January 31, 2014, the last trading day of fiscal 2014.

DEBRA SHINN
Termination Payments/Rights
Ms. Shinn is a participant in the Severance and Change in Control Plan described above. The following table quantifies the severance and accelerated vesting Ms. Shinn would receive if a triggering event occurred on February 1, 2014.

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)	Total
Termination Without Cause or with Good Reason	$284,966	—	$284,966
Death or Disability	—	—	—
With Cause or Without Good Reason	—	—	—
Change of Control	$284,966	$59,356	$344,322
_____________________

(1)
Pursuant to our Company's Severance and Change in Control Plan, as of February 1, 2014, upon her termination without “cause” or with “good reason” or due to a “change in control” Ms. Shinn would have been entitled to receive severance payments totaling her base salary of $275,000, plus $9,966 (one year of COBRA coverage at fiscal 2013 rates) and no bonus amount since the fiscal 2013 performance metric was not obtained.

(2)
The value of accelerated equity with respect to previously granted stock options is $0 as the stock options were not “in the money” due to their exercise price per share being in excess of our $2.39 closing Class A common stock price on January 31, 2014, the last trading day of fiscal 2013. For purposes of a termination without “cause” or with “good reason” and in contemplation of a change of control that does not occur, the value of accelerated equity with respect to restricted stock is calculated as the product of (a) 24,835 shares of restricted stock units and restricted stock awards that have not vested as of February 1, 2014 and (b) $2.39, which was our Company’s closing Class A common stock price on January 31, 2014, the last trading day of fiscal 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our Company’s Class A common stock for (i) each person known to our Company to have beneficial ownership of more than 5% of our Company’s Class A common stock; (ii) each of our directors and nominees; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all our directors and executive officers as a group. Except as otherwise indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock shown below as beneficially owned by them. Unless otherwise indicated, the address of each person listed below is c/o The Wet Seal, Inc., 26972 Burbank, Foothill Ranch, California 92610.
As of April 8, 2014, there were 84,442,403 shares of Class A common stock issued and outstanding and no shares of Class B common stock issued and outstanding. Except for information based upon Schedule 13G and Schedule 13D filings filed with the SEC, as indicated in the footnotes, beneficial ownership is stated as of April 8, 2014.

Name and Address of Stockholder	Beneficial Ownership of Shares of Class A Common Stock	Percent of Beneficial Ownership of Shares of Class A Common Stock
Paradigm Capital Management, Inc. (1) 9 Elk Street Albany, New York 12207	8,462,200	10.02%
BlackRock Inc. (2) 40 East 52nd Street New York, New York 10022	7,238,932	8.57%
The Clinton Group, Inc. (3) 601 Lexington Avenue 51st Floor New York, New York 10022	6,244,011	7.39%
Ameriprise Financial, Inc. (4) 145 Ameriprise Financial Center Minneapolis, Minnesota 55474	6,099,644	7.22%
Named Executive Officers and Directors
Kimberly Bajrech (5)	71,968	*
Steven H. Benrubi (6)	247,019	*
Lynda J. Davey	116,333	*
Lesli R. Gilbert	11,274	*
John D. Goodman (7)	630,007	*
Nancy Lublin	—	*
John S. Mills	93,833	*
Kenneth M. Reiss	325,113	*
Adam L. Rothstein	48,104	*
Debbie Shinn (5)	96,280	*
Deena Varshavskaya	—	*
All Executive Officers and Directors as a group (11 individuals)	1,639,931	1.94%
______________________
*    Less than 1%

(1)	As reported in Amendment No. 6 to Schedule 13G dated December 31, 2012 that was filed on February 14, 2014.

(2)	As reported in Amendment No. 4 to Schedule 13G dated December 31, 2012 that was filed on January 31, 2014.

(3)
As reported in Amendment No. 17 to Schedule 13D dated and filed on March 20, 2014, the Clinton Group, Inc. beneficially owned an aggregate of 6,244,011 shares of Class A common stock, constituting approximately 7.39% of the shares of Class A common stock outstanding, as follows: (i) Clinton Spotlight Master Fund, L.P. ("SPOT") may be deemed the beneficial owner of 1,500 shares of Class A common stock, or approximately 0.00% of the outstanding shares of Class A common stock; (ii) Clinton Magnolia Master Fund, Ltd. ("Magnolia") may be deemed the beneficial owner of 3,439,563 shares of Class A common stock, or approximately 4.07% of the outstanding shares of Class A common stock; (iii) Clinton Relational Opportunity Master Fund, L.P. ("CREL") may be deemed the beneficial owner of 1,822,619 shares of Class A common stock, or approximately 2.16% of the outstanding shares of Class A common stock; (iv) Clinton Relational Opportunity, LLC ("CRO") may be deemed the beneficial owner of 1,822,619 shares of Class A common stock, or approximately 2.16% of the outstanding shares of Class A common stock; (v) GEH Capital, Inc. ("GEHC") may be deemed the beneficial owner of 370,019 shares of Class A common stock, or approximately 0.44% of the outstanding shares of Class A common stock; (vi) Clinton Group, Inc. ("CGI") may be deemed the beneficial owner of 5,873,992 shares of Class A Common Stock owned by SPOT, Magnolia, CRO and 610,310 shares of Class A common stock beneficially owned by a mutual fund portfolio ("CASF") and options to purchase 3,100 shares of Class A common stock beneficially owned by SPOT, Magnolia, CREL, and CASF or approximately 6.96% of the outstanding shares of Class A common stock. (vii) George E. Hall may be deemed the beneficial owner of 6,244,011 shares of Class A common stock owned by CGI and GEHC or approximately 7.39% of the outstanding shares of Class A common Stock.

(4)	As reported in Schedule 13G dated December 31, 2013 that was filed on February 13, 2014.

(5)
Includes (i) 5,000 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions and have voting rights, and (ii) 45,666 shares of our Company’s Class A common stock issuable upon the exercise of options that have vested or will vest within 60 days of April 8, 2014.

(6)
Includes (i) 11,045 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions and have voting rights, and (ii) 120,000 shares of our Company’s Class A common stock issuable upon the exercise of options that have vested or will vest within 60 days of April 8, 2014.

(7)	Includes 261,699 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions and have voting rights.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE
NON-AUDIT SERVICES OF INDEPENDENT AUDITORS
Consistent with the policies of the SEC regarding auditor independence, our Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.
Audit services are services rendered by the independent auditors for the audit of financial statements and review of financial statements included in our Company’s Quarterly Report on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements. In addition, the independent auditors engage in a review of the effectiveness of our Company’s internal control over financial reporting.
Audit-related services are for assurance and related services performed by the independent auditors that are reasonably related to the performance of the audit or review of the financial statements.
Tax services include all services performed by the independent auditors for tax compliance, tax planning and tax advice, including professional services rendered for preparation and review of the federal and state corporate income tax returns, preparation of the Company’s Puerto Rico corporate income tax return and miscellaneous tax advice and tax planning related to federal and state income and other tax issues.
Prior to engagement of the independent auditors for the following year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of the four categories of services to our Audit Committee for approval. Our Audit Committee then pre-approves these services by category of service. The fees are budgeted and our Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, our Audit Committee generally requires specific pre-approval before engaging the independent auditors. The Audit Committee may delegate the authority to pre-approve the services of the independent auditors to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
General
The fees incurred by our Company for Deloitte & Touche LLP’s services for fiscal 2013 are subject to subsequent adjustment if final amounts billed differ from the current estimates. During fiscal 2012 and 2013, fees for services provided by Deloitte & Touche LLP were as follows:
Audit Fees
The aggregate fees incurred by our Company for Deloitte & Touche LLP’s audit of our Company’s annual financial statements, the issuance of consents, the review of the financial statements included in our Company’s Quarterly Reports on Form 10-Q and audit of our Company’s internal control over financial reporting totaled $771,000 and $742,400 in fiscal 2012 and 2013, respectively.
Audit-Related Fees
The aggregate fees billed to our Company by Deloitte & Touche LLP for audit-related services totaled $11,300 and $2,000 in fiscal 2012 and 2013, respectively.
Tax Fees
The aggregate fees billed to our Company by Deloitte & Touche LLP for tax compliance, tax advice and tax planning services totaled $34,800 and $53,435 in fiscal 2012 and 2013, respectively.
All Other Fees
Other than services described above, there were no other fees billed by Deloitte & Touche LLP for services rendered to our Company in fiscal 2012 and 2013.
Approval of Fees
All of the services for which audit fees, audit-related fees and tax fees were billed to our Company were approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
Our Audit Committee serves as the representative of our Board of Directors for general oversight of our Company’s financial accounting and reporting, systems of internal control and audit process, and monitoring compliance with laws and regulations and standards of business conduct. Our Audit Committee operates under a written charter, a copy of which is available on our Company’s website at www.wetsealinc.com.
Management of our Company has the primary responsibility for preparing the financial statements of our Company, including our Company’s internal controls, as well as our Company’s financial reporting process. Deloitte & Touche LLP, an independent registered public accounting firm acting as our Company’s independent auditor, is responsible for performing an independent audit of our Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board and issuing a report thereon and as to its assessment of the effectiveness of our Company's internal control over financial reporting..
In this context, our Audit Committee hereby reports as follows:

•
Our Audit Committee has reviewed and discussed the audited financial statements for fiscal 2013 with our Company’s management and Deloitte & Touche LLP, an independent registered public accounting firm, acting as our Company’s independent auditor. Additionally, our Audit Committee has reviewed and discussed, with management and with Deloitte & Touche LLP, Deloitte & Touche LLP’s attestation on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

•
Our Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including U.S. Auditing Standard Section 380. This included (a) the auditor’s judgments about the quality, not just the acceptability, of the accounting principles as applied in The Wet Seal, Inc.’s financial reporting, (b) the methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (e) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements.

•
Our Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP, as required by applicable requirements of the PCAOB, regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP the matter of that firm’s independence.

•
Based on the review and discussion referred to in the three bullet points above, our Audit Committee recommended to our Board of Directors and our Board of Directors has approved that the audited financial statements of our Company for fiscal 2013 be included in the 2013 Annual Report, for filing with the SEC.

The Audit Committee
Kenneth M. Reiss (Chairman)
John S. Mills
Adam L. Rothstein
The foregoing Report of our Audit Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that our Company specifically incorporates the report by reference in any such document.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
General
Upon recommendation of our Audit Committee, our Board of Directors is submitting to the stockholders the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for fiscal 2014. Deloitte & Touche LLP served as the independent auditor of our Company for fiscal 2013.
Neither our Company’s Restated Certificate of Incorporation, as amended, nor its Bylaws, as amended, require that the stockholders ratify the selection of our Company’s independent auditor. Our Company is doing so because our Company believes it is a matter of good corporate practice. If the stockholders do not ratify the selection, our Audit Committee may reconsider whether to retain Deloitte & Touche LLP as our independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of our Company and our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to make a statement if they desire and are expected to respond to appropriate inquiries from stockholders.
Ratification of the appointment of Deloitte & Touche LLP as our Company’s independent auditor requires the affirmative vote of a majority of the votes cast by holders of the outstanding shares of the Company’s Class A common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the Proposal. Abstentions will not be counted as votes cast with respect to this Proposal. Because brokers will have discretion to vote shares of the Company’s Class A common stock in their discretion without the direction of their clients on this Proposal 3, there will not be any broker non-votes with respect to this Proposal 3.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act and the rules issued thereunder require that our directors, certain of our executive officers and beneficial owners of more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) file reports of ownership and changes in ownership with the SEC. Based solely on our review of copies of such filings, or written representations from Reporting Persons that all reportable transactions were reported, we believe that during the fiscal year ended February 1, 2014, all such filing requirements were satisfied by the Reporting Persons, except that Ms. Gilbert filed an incomplete initial report on Form 3 upon joining the Company and did not file a change in beneficial ownership report on Form 4 reporting her initial equity award, but such initial holdings and equity award were both accurately reported on a timely-filed Form 5 on March 12, 2014.

OTHER MATTERS TO COME BEFORE THE 2014 ANNUAL MEETING
Our Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying form of proxy or their substitutes will vote in their discretion on such matters.

SOLICITATIONS
The cost of this solicitation of proxies will be borne by our Company. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and materials to their principals and, upon request, our Company will reimburse them for their expenses in so doing.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2015 ANNUAL MEETING
Pursuant to Rule 14a-8 of the Exchange Act, if a stockholder of our Company wishes to submit a proposal for consideration at the 2015 Annual Meeting to be included in the Proxy Statement relating to that meeting, the proposal must be received at the principal executive offices of our Company no later than the close of business on the 120th day before the first anniversary of the date on which this Proxy Statement is released to stockholders. If our 2015 Annual Meeting is held within 30 days of May 22, 2015, any stockholder proposals for the 2015 Annual Meeting which are received by December 17, 2014 would be considered timely for inclusion in the Proxy Statement relating to the 2015 Annual Meeting. However, if our 2015 Annual Meeting is held more than 30 days before or after May 22, 2015, then the deadline for submitting stockholder proposals for inclusion in the Proxy Statement relating to the 2015 Annual Meeting is a reasonable time before we begin to print and distribute the proxy materials for the 2015 Annual Meeting. Stockholders who intend to nominate persons for election as directors at the 2015 Annual Meeting must comply with the advance notice procedures and other provisions set forth in this Proxy Statement in order for such nomination to be properly brought before the 2015 Annual Meeting.
Any stockholder proposal for the 2015 Annual Meeting which is submitted outside the processes of Rule 14a-8 shall be considered untimely unless written notice of such proposal is received by the Secretary of our Company no later than the close of business on February 21, 2015 or no earlier than the opening of business on January 22, 2015. However, if the 2015 Annual Meeting is not within 45 days before or after May 22, 2015, notice by the stockholder shall be considered untimely unless it is received no later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the tenth day following the day on which public announcement of the date of the 2015 Annual Meeting is first made, nor earlier than the opening of business on the 120th day before the meeting.

PROXY	THE WET SEAL, INC.	PROXY
ANNUAL MEETING
Solicited on behalf of our Board of Directors
for the Annual Meeting of Stockholders to be held on May 22, 2014
The undersigned, a stockholder in The Wet Seal, Inc., a Delaware corporation, appoints John D. Goodman and Alyson G. Barker, or either of them, as the undersigned’s true and lawful agents and proxies, each with full power of substitution, to vote all shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, on Thursday, May 22, 2014, at 10:00 a.m., Pacific time, or any adjournment, postponement or extension thereof with respect to the following matters which are more fully explained in our Proxy Statement dated April 17, 2014, receipt of which is acknowledged by the undersigned.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL SEVEN NOMINEES FOR DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3 AS MORE SPECIFICALLY SET FORTH IN OUR PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
THE WET SEAL, INC.
May 22, 2014
Important Notice Regarding Internet Availability of Proxy Materials
for the 2014 Annual Meeting of Stockholders to be held on May 22, 2014.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
The following materials are accompanying this notice and are available for view at our website at www.wetsealinc.com under the “Investor Relations” tab:
-2014 Notice and Proxy Statement
-Annual Report for Fiscal Year ended February 1, 2014
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

20830000000000000000 4	052207
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL SEVEN NOMINEES, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:  ☒

The Board of Directors recommends you vote FOR the following:
1. Election of Directors	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Lynda J. Davey	☐	☐	☐	2. Approval, on an advisory basis, of the compensation of The Wet Seal, Inc.’s named executive officers	☐	☐	☐
02 John D. Goodman	☐	☐	☐
03 Nancy Lublin	☐	☐	☐		FOR	AGAINST	ABSTAIN
04 John S. Mills	☐	☐	☐	3. The ratification of the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm of The Wet Seal, Inc. for fiscal 2014	☐	☐	☐
05 Kenneth M. Reiss	☐	☐	☐
06 Adam L. Rothstein	☐	☐	☐
07 Deena Varshavskaya	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date